UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
OF 1934
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DIGITALGLOBE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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April 7, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of DigitalGlobe, Inc., to be held at The Meeting Place Longmont, 1450A Dry Creek Drive, Longmont, Colorado 80503 on Thursday, May 19, 2011, at 9:00 a.m. Mountain Daylight Time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in Section I of the Proxy Statement, you are eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support of DigitalGlobe. We look forward to seeing you on May 19, 2011.

Sincerely,

Jeffrey R. Tarr
President and Chief Executive Officer
DIGITALGLOBE, INC.
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503
(303) 684-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2011

To the Stockholders of DigitalGlobe, Inc.:

The Annual Meeting of Stockholders of DigitalGlobe, Inc. will be held at The Meeting Place Longmont, 1450A Dry Creek Drive, Longmont, Colorado 80503 on Thursday, May 19, 2011, at 9:00 a.m. Mountain Daylight Time for the following purposes:

1. To vote for the election of three Class II Directors to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2014 and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To hold an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 23, 2011, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

The Company has elected to use the “Full Set Delivery Option” for the 2011 Annual Meeting. Accordingly, you will receive all Company proxy materials as part of this mailing. Specifically, included in these materials are this Notice of Annual Meeting of Stockholders, the Proxy Statement, the proxy card to be used for voting, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Your vote is very important. Please promptly return the enclosed proxy card or submit your proxy by the Internet or telephone as described in Section I of the Proxy Statement. Submitting your proxy now will not limit your right to vote in person at the annual meeting if you desire to do so, as your proxy is revocable at your option.

By Authorization of the Board of Directors,

Sincerely,

J. Alison Alfers
Senior Vice President, Secretary and General Counsel
Longmont, Colorado
April 7, 2011

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of DigitalGlobe, Inc., or the Company, a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, May 19, 2011, at 9:00 a.m. Mountain Daylight Time, and at any postponement or adjournment thereof. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 13, 2011.

We are enclosing a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our 2010 financial statements. The Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 19, 2011: This Proxy Statement and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2010 are also available electronically on our website at http://www.proxydocs.com/DGI.

We have organized this year’s Proxy Statement into three sections. You should read all three sections.

Section I. Questions and answers:  this section provides answers to frequently asked questions.

Section II.  Proxy proposals: this section provides information about the proposals to be voted on at the Annual Meeting.

Section III.  Other required information: this section provides information that is required by law to be included in our Proxy Statement and which has not otherwise been included in Sections I and II.

SECTION I.
QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. Proposal No. 1 — the election of three Class II Directors (General Howell M. Estes III, Alden Munson and Eddy Zervigon) to our Board of Directors, each for a three-year term expiring at our Annual Meeting in 2014 and until their successors are duly elected and qualified;

2. Proposal No. 2 — the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. Proposal No. 3 — an advisory vote on executive compensation; and

4. Proposal No. 4 — an advisory vote on the frequency of the advisory vote on executive compensation.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote your shares:

•	FOR election to our Board of Directors of each of the three nominees for director named in Proposal No. 1;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2);

•	FOR the approval, on an advisory basis, of our executive compensation (Proposal No. 3); and

•	“EVERY YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4).

When and Where is the Annual Meeting?

The Meeting Place Longmont, 1450A Dry Creek Drive, Longmont, Colorado 80503 on Thursday, May 19, 2011, at 9:00 a.m. Mountain Daylight Time.

Who can attend the Annual Meeting?

All stockholders as of March 23, 2011, the record date, can attend the Annual Meeting. You will need to have a valid picture identification to be admitted. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you will need to contact your bank or broker and request a “legal proxy”. You must bring the legal proxy to the Annual Meeting along with your valid picture identification. In order to expedite admission to the Annual Meeting, you are encouraged to register in advance by following the “Advance Registration Instructions” of these materials.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 23, 2011, which is known as the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the Annual Meeting in one of four ways: by submitting a proxy by mail, or via the Internet, or by telephone, or by voting your shares in person at the meeting.

To submit a proxy by mail, please sign and date each proxy card or voting form you receive and return it in the postage-paid envelope. If you are a stockholder of record and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal No. 1, FOR Proposal No. 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Section II of this Proxy Statement, FOR Proposal No. 3 regarding the advisory vote on executive compensation, and EVERY YEAR for Proposal No. 4 regarding the frequency of the advisory vote on executive compensation.

To submit a proxy via the Internet or by telephone, please refer to the instructions on the accompanying proxy card. If your shares are registered in the name of a bank, brokerage firm or other nominee, you also are eligible to submit voting instructions electronically over the Internet or by telephone. Your broker voting instruction form will provide instructions for such alternative methods of voting. If you submit your proxy via the Internet or by telephone, you do not have to return your voting form by mail. You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary, J. Alison Alfers, in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in Section II of this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes J. Alison Alfers, our Secretary and General Counsel, and Yancey L. Spruill, our Chief Financial Officer and Treasurer, to vote in their discretion on those matters.

Who will count the vote?

Representatives of American Stock Transfer & Trust Company, LLC will serve as the inspector of election at the Annual Meeting and will count the vote.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, through the Internet or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We may generate other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting form you received. Or, submit your proxy or voting instructions electronically or by telephone by following the instructions set forth on each proxy card or voting form to ensure that all your shares are voted.

How many shares can vote?

As of the record date, March 23, 2011, 46,197,077 shares of our common stock were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What constitutes a quorum?

A quorum is a majority of the shares of our common stock outstanding on the record date, present in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 46,197,077 eligible votes as of the record date, we will need at least 23,098,539 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes). Proposals 1, 3 and 4 are “non-discretionary” items. Accordingly, if you do not give instructions to your broker, your shares will not be voted with respect to these matters. Proposal 2 is considered discretionary and may be voted upon by your broker if you do not give instructions.

What is the voting requirement to approve each proposal?

Broker Discretionary
Proposal	Vote Required	Voting Allowed

Proposal 1 — Election of three Class II Directors	Plurality of Votes Cast	No
Proposal 2 — Ratification of independent registered public accounting firm for 2011	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
Proposal 3 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No

Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How will “broker non-votes” and abstentions be treated?

“Broker non-votes” are shares held by brokers for which the broker lacks discretionary power to vote and never received voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 and 4) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 3).

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For Proposals 2 and 3, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. For Proposal 4, a properly executed proxy marked “ABSTAIN” will not be counted in the vote and will not affect the outcome. Regardless, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2012 Annual Meeting?

Advance Notice Procedures Under our bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on January 20, 2012, and no later than the close of business on February 20, 2012). These requirements are separate from and in addition to the requirements of the U.S. Securities and Exchange Commission, or the SEC, that a stockholder must meet in order to have a stockholder proposal included in next year’s Proxy Statement.

Stockholder Proposals for the 2012 Annual Meeting.  If you are submitting a proposal to be included in next year’s Proxy Statement, you may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at our executive offices no later than December 9, 2011.

How do I obtain a copy of the Annual Report on Form 10-K that DigitalGlobe filed with the SEC?

A copy of our most recent Annual Report on Form 10-K has been included with this proxy material. If you desire another copy of our Annual Report on Form 10-K, we will provide one to you free of charge upon your written request to our Vice President of Investor Relations at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, or you may access it on our Investor Relations website at http://investor.digitalglobe.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Vice President of Investor Relations at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, or by telephone at (303) 684-4000. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2010 and you desire to receive one copy in the future, please contact our Vice President of Investor Relations at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, or by telephone at (303) 684-4000.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, or require additional copies of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2010.

SECTION II.
PROXY PROPOSALS

1.	ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2014 Annual Meeting and until his or her successor is duly elected and qualified. The nominees are General Howell M. Estes III, Mr. Alden Munson, and Mr. Eddy Zervigon.

Each of the nominees standing for election is presently a Class II member of our Board of Directors. The Board of Directors, acting upon the recommendation of the Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors.

The six directors whose terms do not expire in 2011 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified.

If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the person named as proxy on the proxy card will vote for such substitute nominee or nominees as our Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by our Board of Directors, as our Board of Directors recommends. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

It is the policy of the Board that all directors are encouraged to attend the Annual Meeting. Such attendance is not mandatory. All of the Company’s directors then serving attended last year’s Annual Meeting.

Following is biographical information about each nominee and each director.

Nominees

Each of the nominees for director has been approved by the Board, upon the recommendation of the Governance and Nominating Committee, for submission to the stockholders. All nominees are currently serving on the Board.

In evaluating candidate qualifications for service on the Board and its committees, the Governance and Nominating Committee considers several factors, including professional experience, educational background, the candidate’s other time commitments, prior performance history on the Board (if applicable), and the candidate’s independence. Please see Section III of this Proxy Statement, Other Required Information, Director Meetings and Committees, Governance and Nominating Committee, for a more detailed discussion on director nomination considerations.

The individuals standing for election are:

General Howell M. Estes III, age 69, has served as a director of DigitalGlobe since 2007 and in February 2011 was elected to serve as Chairman of the Board. General Estes is the President of Howell Estes & Associates, Inc., a consulting firm engaged primarily by aerospace companies worldwide. General Estes serves on the Board of Trustees for The Aerospace Corporation and the Boards of Directors of Analytical Graphics, Inc. and the Air Force Academy Foundation. From 1965 to 1998, he served in the U.S. Air Force. At the time of his retirement from the Air Force, he was Commander-in-Chief of the North American Aerospace Defense Command and the United States Space Command and also Commander of the Air Force Space Command. In addition to a Bachelor of Science Degree from the Air Force Academy, he holds a Master of Arts Degree in Public Administration from Auburn University and is a graduate of the Program for Senior Managers in Government at Harvard’s JFK School of Government.

In considering General Estes for nomination to the Board, the Board noted that General Estes brings to the Board a combination of military and defense experience, and general business experience, that make him uniquely qualified to contribute to matters involving the Company’s defense and intelligence business segment, including the EnhancedView program. In addition, General Estes has significant board of director experience and key leadership experience gained from his military career. The Board also noted that General Estes possesses the security clearances necessary to allow him to be briefed on the Company’s classified business, thus allowing the Board to have insight into to all aspects of the Company’s business. General Estes meets all SEC and New York Stock Exchange, or NYSE, qualifications for independence, and has demonstrated through past performance his availability and willingness to spend the necessary time on Company matters.

Alden Munson Jr., age 68, has served as a director of DigitalGlobe since 2009. Mr. Munson is a Senior Fellow at the Potomac Institute for Policy Studies. From May 2007 to June 2009, Mr. Munson served in the U.S. Intelligence Community, where he was the Deputy Director of National Intelligence for Acquisition. From 2000 to 2007, Mr. Munson was an independent consultant to government and industry on defense, space, and intelligence matters. He had an association with the investment banking firm Windsor Group from 2000 to 2004. From 1997 to 1999, Mr. Munson served as Senior Vice President and Group Executive of the Information Systems Group at Litton Corp. and, previously, from 1973 to 1997, as Vice President in various groups within TRW Inc., including the System Integration Group, the Space and Electronics Group and the Information Systems Group. He began his career at the

Aerospace Corporation, where from 1966 to 1973 he provided system engineering support on space and intelligence programs. Mr. Munson was named a Pioneer of National Reconnaissance in 2000 and received the National Intelligence Distinguished Service Medal in 2009. Mr. Munson earned a Bachelor of Science with distinction and departmental honors in mechanical engineering from San Jose State University and a Master of Engineering in mechanical engineering from the University of California at Berkeley.

In considering Mr. Munson for nomination to the Board, the Board noted that Mr. Munson’s background and experience in leadership positions within U.S. government intelligence agencies brings to the Board specialized expertise regarding the use of Company products and services by the U.S. government defense and intelligence agencies. The Board observed that this insight is particularly helpful for evaluating strategic considerations given the proportion of the Company’s business that is derived from the defense and intelligence segment. The Board also noted the depth of Mr. Munson’s business experience gained from over thirty years of working with private sector aerospace and defense contractors. Mr. Munson also meets all SEC and NYSE independence requirements and is not currently serving on any other Boards of Directors.

Eddy Zervigon, age 42, has served as a director of DigitalGlobe since 2004. Mr. Zervigon is a Managing Director of Morgan Stanley & Co. Incorporated in the Principal Investments Group and has been with Morgan Stanley & Co. Incorporated since 1997. Mr. Zervigon also serves as a director of Stadium Capital and Bloom Energy. Mr. Zervigon has a Bachelor of Arts from Florida International University and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College. Mr. Zervigon is also a certified public accountant.

In considering Mr. Zervigon for nomination to the Board, the Board noted that Mr. Zervigon brings to the Board significant institutional knowledge regarding the Company, having served on the Board since 2004. The Board also took note of the fact that Mr. Zervigon meets the SEC requirements for an audit committee financial expert, and while he is precluded from serving on any Board committees due to a lack of independence, the Board considers such qualifications to have significant merit in contributing to the overall level of financial reporting experience on the Board. Mr. Zervigon has also demonstrated through past performance his willingness and ability to commit necessary time and resources to Company matters.

Mr. Zervigon was not designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below. The Board evaluated Mr. Zervigon’s qualifications to serve on the Board independent of his employment with Morgan Stanley & Co. Incorporated.

Mr. Zervigon is not considered an independent director and, accordingly, he will not serve on any Board committees and will not be compensated by the Company for his service on the Board.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Other Directors

The following persons represent the members of our Board of Directors as of April 7, 2011 whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

			Annual Meeting at
Name	Age	Position	Which Term Expires

Jeffrey R. Tarr	48	Class I Director and CEO	2013
Paul M. Albert, Jr.	68	Class I Director	2013
James M. Whitehurst	43	Class I Director	2013
Nick S. Cyprus	57	Class III Director	2012
Warren C. Jenson	54	Class III Director	2012
Kimberly Till	55	Class III Director	2012

Jeffrey R. Tarr, age 48, joined the Board of Directors of DigitalGlobe in April 2011 and currently serves as a director and our President and Chief Executive Officer. Prior to joining us, from 2008 to 2010, Mr. Tarr served as the President and Chief Operating Officer of IHS Inc., a leading global source of information and insight in energy, economics, geopolitical risk, environmental sustainability and supply chain management. Before becoming President and Chief Operating Officer of IHS in 2008, Mr. Tarr was Co-President and Co-Chief Operating Officer (2007-2008) and President and COO of one of the company’s two operating divisions (2004-2007). Mr. Tarr led Hoover’s Inc. from 2001 through 2004. He served as the CEO, President and a director from 2001 and additionally as Chairman from 2002 until the acquisition of the company by The Dun & Bradstreet Corporation in 2003. Subsequent to the acquisition Mr. Tarr served as President of the Hoover’s subsidiary. Prior to that, Mr. Tarr served as President and Chief Executive Officer of All.com Inc. Earlier in his career, Mr. Tarr held senior level positions at US WEST, TecMagik and International Development Group. Mr. Tarr began his career with Bain & Company. Mr. Tarr is a director of The Corporate Executive Board Company, a provider of research and analysis focused on strategy, operations and general management issues. Mr. Tarr holds a Master of Business Administration from Stanford University and an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs.

In considering Mr. Tarr for appointment to the Board, the Board noted Mr. Tarr’s position as Chief Executive Officer of the Company. The Board believes it is appropriate to have the Chief Executive Officer of the Company on the Board to facilitate more detailed discussion around the Company’s strategic objectives, internal controls, risk assessment and management, and overall performance. The Board believes that the skills and experience that Mr. Tarr brings to the position of Chief Executive Officer, including leadership in building growth companies, apply equally to his ability to serve the stockholders of the Company as a member of the Board of Directors.

Mr. Tarr is not considered an independent director and, accordingly, he does not serve on any Board committees and is not compensated for his service as a director.

Paul M. Albert, Jr., age 68, has served as a director of DigitalGlobe since 1999. Mr. Albert is Chairman of Albert Investments, which oversees family financial activities, and a corporate director. From 1996 to 2006, he was a finance and capital markets consultant engaged primarily by global financial institutions as an educator of their bankers and as an expert witness on their behalf in litigation. He was a director of SpectraSite Inc. from 2003 to 2005, when it merged with American Tower Corporation, and then served on the Board of American Tower Corporation until 2006. Prior to this, he was a director of CAI Wireless Systems, Inc. and of Teletrac Inc. In his capacity as a corporate director, he has served on audit, compensation, finance, governance, operating and risk committees, often as committee chairman. Mr. Albert has also served as a director of the New York Chapter of the National Association of Corporate Directors (NACD) since 2003, and as a director of the Connecticut Chapter of the NACD since 2010. From 1970 to 1996, he was an investment banker, holding senior officer positions at Morgan Stanley & Co. Incorporated and Prudential Securities. He has an A.B. from Princeton University and a Master of Business Administration from Columbia University Business School.

In considering the eligibility of Mr. Albert for continued service on the Board, the Board noted Mr. Albert’s institutional knowledge of the Company, his tenure and contributions as chair of the Company’s Audit Committee, his status as an audit committee financial expert under applicable SEC regulations, his overall board of director experience, and his extensive experience with U.S. and international capital markets. The Board also noted that Mr. Albert meets all SEC and NYSE independence requirements for board and committee service, and that Mr. Albert was not currently serving on any other boards. Given that both management and other members of the Board have had a relatively short tenure with the Company, the Board believes that Mr. Albert’s long standing experience with the Company, and in particular his knowledge and expertise with regard to the Company’s financial reporting history and business practices, will contribute to the Company’s governance abilities.

Mr. Albert was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

James M. Whitehurst, age 43, joined the DigitalGlobe Board of Directors in August 2009. Mr. Whitehurst is President and CEO of Red Hat, the maker of Linux and other enterprise software, a position he has held since

January 2008. Mr. Whitehurst previously served as Chief Operating Officer for Delta Air Lines from July 2005 to August 2007, and as Chief Network and Planning Officer from May 2004 to July 2005. From 2002 to 2004, Mr. Whitehurst served as Senior Vice President — Finance, Treasury & Business Development for Delta. Prior to joining Delta, Mr. Whitehurst held multiple positions of increasing authority at the Boston Consulting Group. Mr. Whitehurst holds a Bachelor of Arts in economics and computer science from Rice University, a General Course Degree from the London School of Economics, and a Master of Business Administration from Harvard Business School.

In considering the eligibility of Mr. Whitehurst for continued service on the Board, the Board noted Mr. Whitehurst’s significant experience as a top senior executive at both a large publicly traded company, Delta Air Lines, as well as with a high growth software company, Red Hat. The Board believes Mr. Whitehurst’s experience within these diverse business environments allow him to bring valued insight and expertise to the Company, particularly with regard to development and execution of the Company’s strategy. In addition, Mr. Whitehurst brings significant experience with risk assessment and risk management, gained through his role as Chief Operating Officer of Delta Air Lines, as well as in his current position with Red Hat. The Board also noted that Mr. Whitehurst was not serving on any other boards and had confirmed his time availability for service on the Company’s Board. Mr. Whitehurst also meets all SEC and NYSE requirements of independence, as well as the SEC requirements for audit committee financial experts.

Mr. Whitehurst was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

Nick S. Cyprus, age 57, joined the Board of Directors of DigitalGlobe in 2009. Mr. Cyprus is Vice President, Controller and Chief Accounting Officer of General Motors Company. Prior to joining General Motors Company, from May 2004 to March 2006, Mr. Cyprus served as Senior Vice President, Controller, and Chief Accounting Officer of Interpublic Group of Companies. From 1999 to 2004, Mr. Cyprus was Vice President, Controller, and Chief Accounting Officer at AT&T Corporation. Mr. Cyprus holds a Master of Business Administration from New York University’s Stern School of Business and a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University in New Jersey. Mr. Cyprus is also a certified public accountant.

In considering the eligibility of Mr. Cyprus for continued service on the Board, the Board noted that Mr. Cyprus brings to the Board extensive financial reporting and internal controls experience, having served as the Chief Accounting Officer for several large publicly traded companies, including his current position with General Motors Company. In addition, Mr. Cyprus is a certified public accountant and meets all SEC requirements for audit committee financial experts. The Board also took note of the fact that Mr. Cyprus’ experience includes risk management as well as financial oversight. The Board believes that Mr. Cyprus’ skills and experience significantly contribute to the financial and risk management expertise of the Board. Mr. Cyprus does not currently serve on any other boards and has confirmed to the Board his availability and commitment to spending the time necessary on Company matters. Mr. Cyprus meets the independence requirements of the NYSE and SEC.

Mr. Cyprus was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

Warren C. Jenson, age 54, has served as a director of DigitalGlobe since 2008. Mr. Jenson is Chief Operating Officer for Silver Spring Networks. From 2002 to 2008, Mr. Jenson served as Executive Vice President, Chief Financial Officer and Administrative Officer of Electronic Arts Inc. Before joining Electronic Arts, Mr. Jenson served as the Senior Vice President and Chief Financial Officer for Amazon.com, Inc. from 1999 to 2002. From 1998 to 1999, he served as the Chief Financial Officer and Executive Vice President for Delta Air Lines. Prior to that, he worked in several positions as part of the General Electric Company. Most notably, he served as Chief Financial Officer and Senior Vice President for the National Broadcasting Company, a subsidiary of General Electric. He has a Bachelor of Science in Accounting and a Master of Accountancy-Business Taxation from Brigham Young University.

In considering the eligibility of Mr. Jenson for continued service on the Board, the Board noted that Mr. Jenson brings to the Board significant strategic, operational and financial reporting and internal controls experience, having served as the Chief Financial Officer for several large publicly traded companies. In addition, the Board considered Mr. Jenson’s experience in the media content business, having worked at NBC, Amazon.com and Electronic Arts, noting that such experience has value to the Company as it continues to develop its commercial business unit. Mr. Jenson also meets the applicable SEC requirements for audit committee financial experts, providing additional depth to the financial experience of the Board. Mr. Jenson does not currently serve on any other boards and has confirmed to the Board his availability and commitment to spending the time necessary on Company matters. Mr. Jenson also meets the independence requirements of the NYSE and SEC.

Mr. Jenson was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

Kimberly Till, age 55 has served as a Director of DigitalGlobe since October 2010. Ms. Till is the President and Chief Executive Officer of Harris Interactive, a global leader in custom market research and publishers of The Harris Poll®. Ms. Till joined Harris Interactive in October 2008 and is responsible for the global management of the company. She also serves as a director of the firm, a position she has held since joining the company. Prior to joining Harris Interactive from 2006 to 2008, Ms. Till was the Chief Executive Officer, North America for Taylor Nelson Sofres, or TNS, which was the world’s second largest market intelligence/research company, where she was responsible for the U.S. and Canadian custom businesses. Before TNS, from 2003 to 2006, Ms. Till served as Vice President of the Worldwide Media and Entertainment Group at Microsoft. She was responsible for the Worldwide Media & Entertainment Vertical in the Communications Sector. Earlier in her career, Ms. Till served as Senior Vice President and General Manager of AOL International, and as Senior Vice President of Strategic Planning and Marketing for Sony Corporation of America, reporting directly to the Chairman. Ms. Till holds a Bachelor of Arts in History from the University of Alabama, a Master of Business Administration from Harvard Business School, and a Juris Doctorate from Duke University Law School.

In considering the eligibility of Ms. Till for continued service on the Board, the Board noted that Ms. Till brings to the Board significant experience, in commercializing and delivering content at companies including Disney, Sony and Microsoft, and that such experience has value to the Company as it continues to develop its commercial business unit. The Board also noted Ms. Till’s extensive experience in doing business in Europe, Asia and Latin America. Ms. Till meets the independence requirements of the NYSE and SEC and has confirmed to the Board her ability and commitment to spending the time necessary on Company matters.

Investor Agreement

On April 28, 2009, we entered into an Investor Agreement with Morgan Stanley & Co. Incorporated. For so long as Morgan Stanley & Co. Incorporated or its affiliates continue to be the record and beneficial owner of shares representing 25% or more of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate for nomination five of the nine nominees for our Board of Directors, at least three of whom must be independent under the NYSE rules. For so long as Morgan Stanley & Co. Incorporated or its affiliates continues to be the record and beneficial owner of shares representing less than 25% but 20% or more of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate for nomination four members of the nine nominees for our Board of Directors, at least three of whom must be independent under the NYSE rules. For so long as Morgan Stanley & Co. Incorporated or its affiliates continues to be the record and beneficial owner of shares representing less than 20% but 15% or more of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate for nomination three members of the nine nominees for our Board of Directors, all of whom must be independent under the NYSE rules. At such time as common stock ownership levels of Morgan Stanley & Co. Incorporated are reduced below 20%, non-independent directors originally proposed by Morgan Stanley & Co. Incorporated are required to resign at the first annual meeting following the reduction in common stock ownership below the 20% threshold. The Governance and Nominating Committee determined to nominate Mr. Zervigon for election to the Board at the Annual Meeting due to Mr. Zervigon’s credentials and institutional knowledge about the Company independent of the Morgan Stanley Investor Agreement. Independent directors originally proposed for nomination are not required to resign as Morgan Stanley & Co common stock ownership thresholds are reduced. Our Board of Directors may determine, in good faith, not to nominate any of Morgan Stanley & Co. Incorporated or its affiliates designated nominees, if such nomination would constitute a breach of its fiduciary duties or applicable law or violate our amended and restated certificate of incorporation, bylaws, corporate governance guidelines or similar policies, or if such designated nominees are reasonably likely not to be independent under NYSE rules. In addition, as long as Morgan Stanley & Co. Incorporated or its affiliates continue to be the record and beneficial owner of shares representing at least 15% of our outstanding common stock, at least one of Morgan Stanley & Co. Incorporated or its affiliates’ director nominees shall be appointed to each of our standing committees. At such time that Morgan Stanley & Co. Incorporated or its affiliates become the record and beneficial owner of shares representing less than 15% of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will no longer have the right to designate for nomination any nominees for our Board of Directors. In the event of a change in the number of members of our Board of Directors, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate a proportional amount of the members of the nominees for our Board of Directors to most closely approximate the rights described above. If, however, the number of nominees for our Board of Directors designated for nomination by Morgan Stanley & Co. Incorporated or its affiliates is reduced as a result of a decrease in the record and beneficial ownership of shares of our common stock by Morgan Stanley & Co. Incorporated or its affiliates, any subsequent acquisition of shares of our common stock by Morgan Stanley & Co. Incorporated or its affiliates will not result in the right of Morgan Stanley & Co. Incorporated or its affiliates to designate for nomination additional nominees for our Board of Directors. As of the March 23, 2011 record date, Morgan Stanley Principal Investments, Inc., an affiliate of Morgan Stanley & Co. Incorporated, held approximately 16.2% of our outstanding common stock. Four of our current independent directors were originally proposed for nomination by Morgan Stanley & Co., Incorporated. Accordingly, Morgan Stanley & Co., Incorporated is not entitled to propose any directors for nomination for election at the May 19, 2011 Annual Meeting.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the 2011 annual audit of our financial statements. This matter is nevertheless being submitted to the stockholders to afford them the opportunity to express their views. If this proposal is not approved at the Annual Meeting by the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the meeting and entitled to vote on this proposal, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the corresponding final rules adopted by the Securities and Exchange Commission on January 25, 2011, implementing the Dodd-Frank Act, the Company is providing stockholders with the opportunity to cast an advisory vote on the compensation of our executives, as described in detail under the heading “Compensation Discussion and Analysis”.

We consider the strength and quality of our senior leadership team to be a core component of our strategy for the success of our business. Accordingly, our executive compensation program is designed to attract, retain and motivate top talent. We seek to achieve this goal through a compensation program that rewards Company achievement of annual, long term and strategic goals, as well as recognizing individual contributions to achievement of Company results. Our executive compensation program is comprised of a combination of base salary, annual cash incentives, and annual long-term equity incentives. As an executive’s level of responsibility and position increases, a greater portion of his or her total compensation is based on variable or incentive pay. Only base salary is assured so that the majority of overall compensation is at risk for our executives. We believe that this emphasis on incentive based compensation serves to strongly align the interests of our executives with the interests of our stockholders.

The Compensation Discussion and Analysis, beginning on page 25 of this Proxy Statement, describes in more detail our executive compensation program, and the considerations and decisions of the Compensation Committee in 2010. Highlights of compensation related actions in 2010, include:

•	The Company entered into an Amended and Restated Employment Agreement with Ms. Jill D. Smith, our former CEO, to provide for continued services during our CEO search, smooth transition of responsibilities to our new CEO, and an expanded non-compete arrangement.

•	The Company amended the Employment Agreements and Severance Agreements of our named executive officers, excluding the CEO, to extend the term of each individual’s respective agreement through August 31, 2012 and to eliminate the golden parachute excise tax “gross up” provision of the respective agreements.

•	In connection with the amendment of the Employment Agreements and Severance Agreements of our named executive officers and to incentivize retention of our senior management team during the CEO search and transition, the Company granted “retention awards” in the form of restricted stock to each of our named executive officers, excluding the CEO. The “retention awards” vest 30% on August 31, 2011 and 70% on August 31, 2012, concurrent with the anniversary date of the extended term of the individual’s respective employment or severance agreement. Each of our named executive officers is employed “at-will” and expected to demonstrate top levels of personal performance, commitment and leadership in order to continue serving as a member of the executive team.

In addition to the above 2010 events, in February 2011, the Company entered into an Employment Agreement with our new CEO, Mr. Jeffrey R. Tarr, providing for a total compensation package comprised of approximately 15.6% fixed compensation and approximately 84.4% variable or at risk compensation based on achievement of Company performance and strategic objectives.

The Company requests stockholder approval of the compensation paid to our named executive officers as described in this proxy statement and we are asking stockholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors unanimously recommends a vote “FOR” the above resolution.

The vote on the compensation of our named executive officers is advisory and, accordingly, the results are not binding on the Company. Our Compensation Committee, however, values the input of our stockholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

4.	ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION

Proposal No. 3 above provides stockholders with the ability to vote on the compensation of our named executive officers (“say on pay”). This Proposal No. 4 provides stockholders with the ability to vote on the frequency within which stockholders will have the opportunity to vote on the compensation of our named executives (“say on frequency”). Pursuant to the Dodd-Frank Act, this Proposal No. 4 gives the stockholders the ability to vote to have a “say on pay” vote every year, every two years or every three years.

The Company believes that regular communication with stockholders on the issue of executive compensation is important and helps ensure that compensation practices are aligned with stockholder interests. Accordingly, the Company believes that it is appropriate to solicit stockholder input on executive compensation on an annual basis.

The Board of Directors unanimously recommends a vote to hold “say on pay” votes EVERY YEAR (as opposed to every two or three years).

The vote on the frequency of the “say on pay” vote is advisory and, accordingly, the results are not binding on the Company. Our Compensation Committee, however, values the input of our stockholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

SECTION III.
OTHER REQUIRED INFORMATION

Executive Officers

The following table sets forth information about our executive officers as of April 7, 2011. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Jeffrey R. Tarr	48	President and Chief Executive Officer
Yancey L. Spruill	43	Executive Vice President, Chief Financial Officer and Treasurer
Walter S. Scott	53	Executive Vice President and Chief Technical Officer
H. John Oechsle	48	Executive Vice President, Strategy and Product
J. Alison Alfers	44	Senior Vice President, Secretary and General Counsel
Scott M. Hicar	44	Senior Vice President and Chief Information Officer
Jeffrey S. Kerridge	49	Senior Vice President and General Manager of Defense and Intelligence
A. Rafay Khan	46	Senior Vice President, Commercial Sales
Carl Long	44	Chief Accounting Officer

Please see Section II of this Proxy Statement, Proxy Proposals, Other Directors for Mr. Tarr’s biography.

Yancey L. Spruill joined DigitalGlobe in 2004, and currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining us, from 2000 to 2004, Mr. Spruill served as a Principal in the Investment Banking group at Thomas Weisel Partners. Additionally, Mr. Spruill’s prior investment banking experience includes roles at Lehman Brothers Inc. and at J.P. Morgan & Company. Mr. Spruill also served in several manufacturing engineering roles with Corning Incorporated and The Clorox Company. Mr. Spruill holds a Bachelor of Electrical Engineering from Georgia Tech and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College.

Dr. Walter S. Scott is our founder and currently serves as our Executive Vice President and Chief Technical Officer. From 1986 through 1992, Dr. Scott held a number of technical, program and department management positions at the Lawrence Livermore National Laboratory, including serving as the Assistant Associate Director of the Physics Department. Prior to this, Dr. Scott served as President of Scott Consulting, a Unix systems and applications consulting firm. Dr. Scott holds a Bachelor of Arts in Applied Mathematics, magna cum laude, from Harvard College and a Doctorate and Master of Science in Computer Science from the University of California, Berkeley.

H. John Oechsle joined DigitalGlobe in April 2010 and currently serves as our Executive Vice President, Strategy and Product. Mr. Oechsle also currently serves as a director of aWhere, Inc., a provider of data and location-based predictive analytics, and the Colorado Technology Association. From 2003 until October 2009, Mr. Oechsle served as Senior Vice President of Technology and Content and Chief Information Officer for IHS Inc. Mr. Oechsle has served as Chief Information Officer and Vice President of Information Management Worldwide, for Ortho-Clinical Diagnostics, a Johnson & Johnson company, where he was responsible for all technology and e-business on a worldwide basis. Mr. Oechsle has also served as Senior Vice President and Chief Technology Officer for Land America Financial Group, Inc., and as Director of Global Information Management for Kellogg Company. Mr. Oechsle holds a Bachelor of Science degree in Computer Science from Rutgers University and is a graduate of the Tuck Executive Program offered by the Amos Tuck School of Business at Dartmouth College.

J. Alison Alfers joined DigitalGlobe in January 2008 and currently serves as our Senior Vice President, Secretary and General Counsel. Prior to joining us, from 2005 through 2007, Ms. Alfers served as President of Alfers & Associates, a consulting firm specializing in compliance program development and corporate legal support for developing businesses. From 2004 to 2005, Ms. Alfers served as Senior Vice President and General Counsel for Knowledge Learning Corporation. Prior to 2004, Ms. Alfers served as Vice President and General Counsel for Space Imaging, Inc. Ms. Alfers holds a Bachelor of Arts from Arizona State University and a Juris Doctorate degree from the University of Arizona.

Scott M. Hicar joined DigitalGlobe in April 2009 and currently serves as our Senior Vice President and Chief Information Officer. From January 2008, until joining DigitalGlobe, Mr. Hicar was an independent consultant. From October 2006 to December 2007, Mr. Hicar was Senior Vice President and Chief Information Officer of Solectron Corporation, a global electronics manufacturing company for original equipment manufacturers. Prior to that, from 1997 to 2006, Mr. Hicar was Vice President of World Wide Information Technology and Chief Information Officer of Maxtor Corporation, a global manufacturer of hard disk drives. Prior to Maxtor, Mr. Hicar was a Principal Consultant in Supply Chain/ERP with PriceWaterhouse. Mr. Hicar holds a Bachelor of Business Administration degree in Management Information Systems from Ohio University.

Jeffrey S. Kerridge joined DigitalGlobe in 1996 and currently serves as our Senior Vice President and General Manager of Defense and Intelligence. Prior to joining us, Mr. Kerridge spent nearly 12 years with the Central Intelligence Agency’s National Photographic Interpretation Center, serving in many capacities, including division level officer, strategic planning; branch chief, program management; and analyst. Mr. Kerridge holds a Bachelor of Arts in Geography from the University of Colorado at Boulder.

A. Rafay Khan joined DigitalGlobe in January 2009 and currently serves as our Senior Vice President, Commercial Sales. From 2001 until January 2009, Mr. Khan served as an executive of NAVTEQ, most recently as Vice President for Business Development and Sales for Asia/Pacific and Singapore. He previously was employed by MetFabCity, DaimlerChrysler and Altair Engineering. Mr. Khan holds a Bachelor of Science in mechanical engineering from NED University in Karachi, Pakistan, a Master of Science in Mechanical Engineering from Stanford University and a Master of Business Administration from the University of Chicago Booth School of Business.

Carl Long joined DigitalGlobe in September 2010 and was appointed to serve as our Chief Accounting Officer in December 2010. Prior to joining the Company, Mr. Long most recently served as the Corporate Controller and Principal Accounting Officer for The TriZetto Group from May 2007 to August 2010, and as the Corporate Controller at Mellanox Technologies from May 2005 to May 2007. Mr. Long’s professional experience also includes serving as the Director of Financial Planning and Analysis at Cadence Design Systems from October 2000 to June 2005, as well as four years as a manager with PricewaterhouseCoopers LLP from July 1996 to October 2000. Mr. Long holds a Bachelor of Science from the Air Force Academy and a Master of Business Administration from the University of Pittsburgh Joseph M. Katz Graduate School of Business.

DIRECTOR MEETINGS AND COMMITTEES

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of eleven times from January 1, 2010 to December 31, 2010, and acted four times by unanimous written consent independent of the Board meetings. During such period, our Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Governance and Nominating Committee held four meetings. Each director attended all meetings held by the Board of Directors and all meetings of the committees of the Board of Directors on which such director served during such period.

Our non-management directors meet in closed executive sessions without the presence of management following each regular meeting of the Board of Directors during the year. As the lead independent director, General Estes presided over these executive sessions and will continue to do so following his appointment as Chairman.

Director Independence

As required by our Corporate Governance Guidelines and Governance and Nominating Committee charter, our Board of Directors has determined that each of Paul M. Albert, Jr., Nick S. Cyprus, General Howell M. Estes III, Warren C. Jenson, Alden Munson Jr., Kimberly Till and James M. Whitehurst is an “independent director” as defined under the applicable rules and regulations of the SEC and the NYSE. A copy of our Corporate Governance Guidelines and Governance and Nominating Committee charter can be found on the Corporate Governance page of our website at http://investor.digitalglobe.com. There were no transactions, relationships or arrangements engaged in by these directors which we had to consider in making this determination.

Board Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board may select the Chairman of the Board in any manner that it deems best for the Company at any given point in time. Ms. Smith previously held the combined role of Chief Executive Officer and Chairman of the Board. In connection with Ms. Smith’s departure from the Company, the Board considered whether it was in the best interest of the Company to separate the offices of CEO and Chairman. The Board determined that, given the importance of having the new Chief Executive Officer focus on the business of the Company, it is in the best interest of the Company at this time to separate the positions of Chairman of the Board and Chief Executive Officer. General Howell Estes III previously served as the lead independent director of the Board and has now been duly elected by the Board to serve as Chairman of the Board.

Board Oversight of Risk

Since our Initial Public Offering and continuing through December 31, 2010, the Audit Committee of the Board of Directors has specific responsibility under its charter for oversight of financial and enterprise risk management. During 2010, the Company reported to the Audit Committee on risk management on a quarterly basis. Reports included such items as risk ranking, risk mitigation activities, and risk considerations in relation to execution of the Company’s strategy. The Audit Committee, or management at the request of the Committee, then reviewed with the Board any risk management items of particular significance. In December 2010, the Board voted to establish a standing Risk Management Committee of the Board to be effective January 1, 2011. The Risk Management Committee is charged with oversight of enterprise risks, including performance on our EnhancedView contract, information technology and security risks, regulatory compliance risks, and oversight of the Company’s development and execution of its Risk Management Program. The Audit Committee retains responsibility for financial risk, including risks associated with preparation of financial statements, and the Committee continues to serve as the Qualified Legal Compliance Committee. Both Committees report to the full Board on all material risk considerations affecting the Company.

The day-to-day enterprise risk management responsibilities for the Company are overseen by an executive risk committee of the Company comprised of the Chief Financial Officer, the Chief Information Officer, Executive Vice President of Strategy and Product and the General Counsel, in accordance with the Company’s Enterprise Risk Management Policy. The Chief Financial Officer and the Director of Internal Audit have primary responsibility for reporting to the Risk Management Committee and the Audit Committee on enterprise risk matters, though other members of management may participate, as warranted by the matters to be discussed.

Committees of the Board of Directors

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Risk Management Committee.

The Board of Directors annually reviews and approves the charter of each of the committees. The Compensation Committee and the Governance and Nominating Committee charters were reviewed and approved on October 23, 2010. The Audit Committee charter and the Risk Management Committee charter were approved on December 13, 2010. All Committee charters are available on the Corporate Governance page of our website at http://investor.digitalglobe.com.

Audit Committee.  Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The Audit Committee: reviews the audit plans and findings of our independent registered public accounting firm and our internal audit activities, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; reviews our financial risk and internal control procedures, and significant tax and legal; and has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm. The members of this committee are Mr. Cyprus, Mr. Albert and Mr. Jenson, each of whom qualifies as an independent director, as defined under the NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934. Our Board of Directors has determined each member of the Audit Committee, including our chair, Mr. Cyprus, qualifies as an audit committee financial expert as defined by applicable SEC rules.

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP’s charges for fiscal years 2010 and 2009 were as follows:

	2010	2009

Audit Fees	$1,279,000	$1,227,000
Audit Related Fees	$—	$—
Tax Fees	$37,500	$12,500
All Other Fees	$2,461	$2,462

Audit fees include amounts related to our annual audit as well as our senior debt offering, initial public offering and subsequent registration statements. Other fees were associated with research software subscription fees.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (i) all auditing services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In 2009 and 2010, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of DigitalGlobe, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for monitoring the preparation of and reviewing the quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•	second, the Audit Committee is responsible for the appointment, compensation, retention and oversight of all of the work of the independent registered public accounting firm, as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements for the years ended December 31, 2008, 2009 and 2010, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol.1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and PricewaterhouseCoopers LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements and internal control over financial reporting, and relying thereon, the

Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for 2010.

THE AUDIT COMMITTEE:

Nick S. Cyprus (Chair)
Paul M. Albert, Jr.
Warren C. Jenson

Compensation Committee.  Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity award plans. The Compensation Committee will review and evaluate, at least every 12 months, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The members of this committee are Mr. Jenson, General Estes and Mr. Whitehurst, each of whom qualifies as an independent director, as defined under the applicable rules and regulations of the SEC and the NYSE. Mr. Jenson is the current chair of the Compensation Committee.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Governance and Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. The members of this committee are General Estes, Ms. Till and Mr. Munson, each of whom qualifies as an independent director, as defined under the applicable rules and regulations of the SEC and the NYSE. General Estes is the current chair of the Governance and Nominating Committee.

The Governance and Nominating Committee reviews all candidates for nomination to the Board of Directors, including those recommended by stockholders, and including those recommended by Morgan Stanley under the Morgan Stanley Investor Agreement. To have a candidate considered by the Governance and Nominating Committee for the 2012 Annual Meeting, a stockholder must submit the recommendation in writing to our corporate Secretary at the address listed on the first page of this Proxy Statement no later than February 20, 2012. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors.

The Governance and Nominating Committee evaluates and reviews with the Board from time to time the appropriate qualifications, expertise and characteristics required of Board members. This assessment includes consideration of experience, background and skills, including an understanding of media content markets, U.S. government contracting, international business, corporate finance, accounting and internal controls, technology, sales and marketing, and strategic business planning. The Board believes it is in the best interest of the Company for the Board to be comprised of members with diverse professional backgrounds, educational backgrounds, and experience levels in order to bring different points of view and substantive areas of expertise to the Board. Specifically, the Board seeks to have members with respective expertise in each of its two main markets, defense and intelligence, and the commercial digital content/mass media market. The Board also looks for individuals with experience in growth companies, as well as individuals with experience in large mature companies.

The Board considers depth in certain skill sets, in particular financial reporting and internal controls, to be of primary importance for the Board. Accordingly, the Board seeks to have no less than two independent qualified audit committee financial experts on the Board at any time to ensure redundancy in eligibility for the Audit Committee chair position. The financial experience of all Board members is a significant consideration in evaluation of candidates. The Board assesses qualifications of potential Board members in the context of the perceived needs of the Board at a particular point in time with the objective of maintaining a highly qualified Board with diversity in experience, educational background and skill sets. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, the director’s independence (including any actual, potential or perceived conflicts of interest), as well as the director’s age and changes in his or her principal occupation or professional status.

Risk Management Committee.  Our Risk Management Committee is responsible for overseeing enterprise risk management for the Company. The Risk Management Committee develops, maintains and updates the Company’s enterprise Risk Management Program. Its responsibilities include reviewing the Company’s identification of risks and their mitigation in light of the Company’s risk tolerance profile and business strategy, periodically reviewing the adequacy of the Company’s resources to perform its risk management responsibilities and achieve its objectives, meeting with the Company’s executive risk oversight committee, reviewing the Company’s performance under material agreements such as the EnhancedView contract, reviewing the Company’s information technology and industrial security programs and reviewing the Company’s compliance with legal and regulatory requirements relating to business operations. The Risk Management Committee will review and evaluate, at least every 12 months, the adequacy of its charter. The members of this committee are Messrs. Munson, Whitehurst and Albert, each of whom qualifies as an independent director, as defined under the applicable rules and regulations of the SEC and the NYSE. Mr. Munson is the current chair of the Risk Management Committee.

Succession Planning

Our Board of Directors is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute on a long-term strategy that optimizes operating performance, profitability and stockholder value creation. As part of its responsibilities under its Charter, the Compensation Committee of the Board oversees the succession planning process for the CEO and other key employees. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The succession plan for the CEO and other key employees is reviewed not less than annually with the Board in executive session.

Communications with the Board

The Board encourages our stockholders and other interested parties who are interested in communicating with the independent directors as a group to do so electronically by clicking on independentdirector@digitalglobe.com on our corporate governance website located at http://investor.digitalglobe.com or by mail addressed to: Corporate Secretary, DigitalGlobe, Inc., 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503.

Correspondence received that is addressed to the independent directors will be reviewed by our General Counsel or designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to the independent directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

DIRECTOR COMPENSATION

The table below provides information concerning cash and other compensation paid to our independent non-employee directors who served during year 2010.

	Fees Earned or	Stock	All Other
Name	Paid In Cash ($)	Awards ($)(2)	Compensation ($)	Total ($)

Paul M. Albert, Jr.	$62,250	$85,066	$—	$147,316
General Howell M. Estes III	75,750	85,066	—	160,816
Warren C. Jenson	66,750	85,066	—	151,816
Nick S. Cyprus	59,250	85,066	—	144,316
Alden Munson, Jr.	54,750	85,066	—	139,816
Kimberly Till(1)	7,500	185,189	—	192,689
James M. Whitehurst	54,750	85,066	—	139,816

(1)	Ms. Till was elected to the Board of Directors of the Company during 2010 and received prorated fees for the year.

(2)	Amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the ASC Topic 718 calculations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

As of December 31, 2010, Mr. Albert held options to purchase 37,432 shares of our common stock, General Estes held options to purchase 33,984 shares of our common stock, Mr. Jenson held options to purchase 32,512 shares of our common stock, Mr. Cyprus held options to purchase 22,876 shares of our common stock, Mr. Munson held options to purchase 17,847 shares of our common stock, and Mr. Whitehurst held options to purchase 17,847 shares of our common stock.

Directors’ Compensation

Our Compensation Committee works with Towers Watson to review Board compensation on an annual basis. In March 2010, the Committee reviewed compensation for the Lead Independent Director position and determined that an additional retainer in the amount of $12,000 per year was warranted given the duties and responsibilities of the Lead Independent Director. The Committee also determined that in order to better align Director interests with stockholder interests that equity awards to Directors would be in the form of fully vested shares of common stock instead of options to purchase common stock. The Committee determined that for 2010, no other changes in Director compensation were warranted.

For fiscal year 2010, we paid our Directors as follows:

•	an annual retainer of $30,000;

•	a fee of $3,750 for in-person attendance at each board meeting;

•	annual committee fees of $6,000 for each committee ($12,000 for committee chairs); and

•	annual equity awards having a value of $85,000 and an equity award having a value of $170,000 upon joining our Board of Directors.

In addition to the above, the Lead Independent Director received a “Lead Independent Director Retainer” in the amount of $12,000 per year.

In February 2011, in connection with the decision of the Board of Directors to appoint a non-management Chairman of the Board and in recognition of the increased responsibilities being assigned to Board committees, the Compensation Committee recommended and the Board of Directors approved adjustments to Board compensation for 2011. As part of this process, the Committee reviewed competitive data from its current peer group and from similarly-sized industry companies.

Accordingly, we currently pay our Directors as follows:

•	Non-Management Chairman of the Board retainer — $70,000 per year paid fifty percent in cash and fifty percent in fully vested shares of our common stock

•	Non-Chairman Director retainer — $30,000 per year cash retainer

•	Committee chairperson retainers as follows:

•	Audit chair — $21,000 per year cash retainer

•	Compensation chair — $16,000 per year cash retainer

•	Nominating and Governance chair — $13,500 per year cash retainer

•	Risk chair — $13,500 per year cash retainer

•	Committee non-chair member retainer — $6,000 per year cash retainer

•	annual equity awards having a value of $85,000 and an equity award having a value of $170,000 upon joining our Board of Directors.

We also reimburse our directors for their travel costs and expenses relating to attendance at committee and board meetings. In addition, pursuant to the Company’s Director Education Policy, the Company will reimburse up to $5,000 per director per year for expenses incurred by a director in connection with attendance at certain approved continuing education programs. Approved programs include (i) industry specific conferences with programs that are addressing matters reasonably expected to affect the Company, (ii) professional continuing education programs related to professional certifications (e.g. CPA), and (iii) programs related to corporate governance or service on boards of directors. Other education programs may be approved on a case-by-case basis by the Chairman of the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2010, to which we were a party or will be a party other than compensation arrangements which are described under “Compensation Discussion and Analysis,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders’ Agreement

We are a party to a stockholders’ agreement which provides, among other things, that certain holders of our common stock, including Morgan Stanley & Co. Incorporated, have the right to request that their shares be covered by a registration statement that we are otherwise filing.

Morgan Stanley & Co. Incorporated

On September 21, 2010, the Company consummated a secondary offering of 6,900,877 shares of common stock at $30.25 per share. Morgan Stanley served as a joint book-runner, and owned a majority of the shares included in the offering. Morgan Stanley received commissions of $5,662,887 on this transaction.

At December 31, 2010, Morgan Stanley and its affiliates held 7,464,481 shares of the Company’s common stock. Pursuant to the Investor Agreement between the Company and Morgan Stanley, currently, five of Morgan

Stanley designees have been duly elected and are serving on our Board of Directors. The Directors are Mr. Zervigon, Mr. Albert, Mr. Jenson, Mr. Whitehurst and Mr. Cyprus. Mr. Albert, Mr. Jenson, Mr. Whitehurst and Mr. Cyprus are independent directors, as defined under the applicable rules of the NYSE. As a result of the reduction in Morgan Stanley’s ownership percentage subsequent to the sale of shares in the September 15, 2010 secondary offering, Morgan Stanley currently has the right to propose three directors for nominations to the Board of Directors, all of whom must be independent.

Hitachi, Ltd.

Hitachi Software Engineering Co., Ltd., an affiliate of Hitachi, Ltd., one of our stockholders, was granted certain international distribution rights for our imagery products, including exclusive distribution rights for our imagery products in Japan. In October 2010, Hitachi Software Engineering Co., Ltd. was merged into Hitachi Solutions, Ltd., and all contractual rights were assigned to Hitachi Solutions.

Pursuant to a data distribution agreement dated January 28, 2005, Hitachi Solutions has the rights to act as a reseller of our products and services, including the rights to sell access time to our WorldView-2 satellite to agencies within the government of Japan. In addition, we are party to a direct access facility purchase agreement dated March 23, 2007. Under the direct access facility purchase agreement, we have constructed and sold to Hitachi Software Engineering, now Hitachi Solutions, a direct access facility, which allows an end-customer of Hitachi Solutions to directly access and task our WorldView-2 satellite. In 2010, we received $24.5 million from Hitachi Solutions under the data distribution agreement and the direct access facility purchase agreement. As of December 31, 2010 we estimated that we would be entitled to receive from Hitachi Solutions minimum payments of approximately $60.7 million over the remaining life of the data distribution agreement. The data distribution agreement expires in 2013. The direct access facility purchase agreement does not have a specified term.

Under the data distribution agreement, Hitachi Solutions also earns commissions on sales of our products and services made by us or others within the non-exclusive distribution territory granted to Hitachi Solutions under the data distribution agreement. Hitachi Solutions earned sales commissions of $1.75 million in 2010. Amounts owed to Hitachi Solutions by us totaled $56,000 at December 31, 2010. Hitachi Solutions also purchased approximately $4.3 million of our products and services in 2010 for distribution within their territory. Amounts owed to us by Hitachi Solutions totaled $3.9 million at December 31, 2010.

Review, Approval or Ratification of Related Party Transactions

The standing committees of our Board of Directors include the Governance and Nominating Committee which is responsible for reviewing all related person transactions that are required to be disclosed under the SEC rules and, when appropriate, initially authorize or ratify all such transactions in accordance with written policies and procedures established by the committee from time to time.

The policies and procedures provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the committee will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a Director’s independence (in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with our code of business conduct and ethics. In addition, our Audit Committee reviews all related party transactions for which Audit Committee approval is required by applicable law or NYSE rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering 2010, each of our executive officers and directors complied, on a timely basis, with their reporting requirements under Section 16(a) for the year, except that Mr. Albert filed three late reports and each of Messrs. Oechsle, Whitehurst, Cyprus, Jenson and Munson and General Estes filed one late report, in each case due to administrative considerations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee (whose names appear under the heading “Report of the Compensation Committee” below) is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviewed and discussed with the Company’s management the following Compensation Discussion and Analysis (CD&A). Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The Board accepted the Compensation Committee’s recommendation.

This report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

The Compensation Committee:
Warren C. Jenson (Chair)
General Howell M. Estes, III
James M. Whitehurst

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of the compensation of our named executive officers and describes the objectives and principles underlying our executive compensation programs.

Objectives of Our Executive Compensation Programs

A key component of our business strategy is to provide incentives to attract, retain and motivate top talent. The total compensation package for our named executive officers and other executives is designed to align individual compensation with our critical short-term and long-term objectives. We strive to meet these objectives by implementing the following principles:

•	a substantial portion of the total compensation paid to our executives should be performance-based compensation; and

•	we should support our overall business objectives by aligning executive pay with our financial and operating performance.

Our compensation programs are designed with these principles in mind in order to recognize our overall performance as a company, as well as reward individual contributions.

Compensation Process

Compensation Process.  Pursuant to its charter, the Compensation Committee has responsibility for overseeing our compensation and employee benefit plans and practices, including the incentive and equity compensation plans in which our named executive officers participate. The Compensation Committee also has responsibility for evaluating and reporting to the Board of Directors on matters concerning management performance. In carrying out these responsibilities, the Compensation Committee reviews the performance of the Chief Executive Officer, the Chief Executive Officer’s evaluation of the other named executive officers, and her recommendations with respect to their compensation (discussed below). The Compensation Committee also reviews all components of named executive officer compensation for consistency with our compensation philosophy. Ultimately, the Compensation Committee recommends to the Board compensation for all named executive officers, including the Chief Executive Officer, and the full Board takes this recommendation under advisement. The full Board of Directors has the final responsibility for approving compensation for our named executive officers based on the recommendations of our Compensation Committee.

Role of Management.  At the end of each year, the Chief Executive Officer evaluates the performance of the named executive officers, excluding the Chief Executive Officer’s own performance, and discusses the results of such evaluations with the Compensation Committee. These evaluations assess actual performance relative to each officer’s individual business related goals and objectives, and the contribution made by each officer to our overall results. The Chief Executive Officer also considers the level of responsibility of each named executive officer and his or her specific individual leadership accomplishments. Based on the foregoing evaluations, the Chief Executive Officer makes specific recommendations to the Compensation Committee regarding any adjustments to base salary for the named executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding the amount to be paid to each named executive officer (excluding the Chief Executive Officer) under the discretionary portion of the cash component of the Success Sharing Plan for the completed year as well as any adjustments to the target cash and equity components of the Success Sharing Plan (discussed below) for the upcoming year.

Management periodically provides to the Compensation Committee a review of and recommendations regarding the design and strategy of the compensation and benefit plans affecting the named executive officers. The Compensation Committee takes such recommendations under advisement as part of their periodic review of the company’s compensation program and recommends to the full Board adjustments to such plans as the Committee deems appropriate.

Use of Compensation Consultants.  Pursuant to our Compensation Committee Charter, the Compensation Committee may retain outside experts to assist the Committee in evaluating the Company’s compensation practices. In August 2009, the Committee engaged Towers Perrin, now Towers Watson, to serve as the independent compensation consultant to the Compensation Committee. Towers Watson reports directly to the Compensation Committee. Towers Watson works for the Compensation Committee, in conjunction with management to obtain or confirm information, to review the Company’s compensation programs and evaluate the competitiveness of its Board and executive compensation levels. Towers Watson does not provide any other consulting services to the Company.

In October 2009, the Committee requested that Towers Watson review the Company’s executive compensation program, including the peer group used from 2007 through 2009, to determine whether the group remained an appropriate benchmark. After taking into consideration the Company’s revenue profile, primary markets, growth projections, strategy and status as a publicly traded company, the companies determined by Towers Watson and the

Compensation Committee to be most appropriate as a benchmark for the Company’s compensation practices, included the following:

• ADTRAN, Inc.	• Harmonic Inc.	• Raven Industries, Inc.,
• AeroVironment, Inc.	• HEICO Corporation	• TIBCO Software Inc.
• American Science & Engineering, Inc.	• Jack Henry & Associates, Inc.	• TransDigm Group Incorporated
• Applied Signal Technology, Inc.	• Micros Systems, Inc.	• Trimble Navigation Limited
• CoStar Group, Inc.	• Move, Inc.	• VeriSign, Inc.
• GeoEye, Inc.	• Novellus Systems, Inc.

Towers Watson reviewed the proxies for each of the foregoing and provided the Compensation Committee with pay data relating to salary, cash bonus, and long term incentives with respect to our named executive officers. Additionally, Towers Watson provided the Compensation Committee with published survey benchmarks reflecting a blend of (i) general industry and (ii) high-technology services data for its top twelve positions, including the named executive officers. These survey data were adjusted to be consistent with the Company’s size and shared with the Committee along with the peer group proxy data.

The Compensation Committee used the results of this study to assess the competiveness of the named executive officers’ compensation levels. Based on this review, certain adjustments in base salary for 2010 were made for our named executive officers, as described below. The Compensation Committee also took the results of this review under advisement in developing and recommending approval by the Board of the 2010 Success Sharing Plan. A description of our 2010 Success Sharing Plan was filed with the SEC on Form 8-K on March 8, 2010. The Compensation Committee has continued to be informed by this study in considering and approving bonus and long term incentive awards for our named executive officers for fiscal year 2010, in determining compensation for our new Chief Executive Officer, and in developing and recommending approval by the Board of the 2011 Success Sharing Plan. A description of our 2011 Success Sharing Plan is set forth below and a description of our employment agreement with our new Chief Executive Officer was filed with the SEC on Form 8-K on February 28, 2011.

The Compensation Committee also requested that Towers Watson provide market data regarding the amendments to the employment and severance agreements of our named executive officers made in September 2010, and the corresponding Retention Grants, more specifically described below in Equity Compensation. The Committee took under advisement the report from Towers Watson in determining the amount of awards necessary to achieve the desired retention objectives during the CEO transition, as well as other considerations including eliminating golden parachute “gross up” provisions and making the change in control vesting terms of the Retention Grants “double trigger”; meaning that both a change in control and termination of employment need to occur in order for any vesting to be accelerated. A description of the amendments to the severance and employment agreements of our named executive officers was filed with the SEC on Form 8-K on October 29, 2010.

Components of Executive Compensation

We compensate our named executive officers for their performance through a combination of base salary, annual cash incentives, and long-term equity incentives that are granted on an annual basis. Annual cash incentives and annual long-term equity incentive grants are delivered under our Success Sharing Plan, which is described in detail below. As an executive’s level of responsibility and position increases, a greater portion of his or her total compensation is based on variable or incentive pay. Only base salary is assured so that the majority of overall compensation is at risk for senior executives. We believe that this emphasis on incentive based compensation is appropriate because senior executives are the persons most able to influence company performance.

Base Salary

As discussed above, in 2009, the Compensation Committee commissioned Towers Watson to review the Company’s executive compensation program. The resulting report concerning total direct compensation was utilized in conducting the annual review of the level of base salary provided to our named executive officers. The base salary level for Mr. Oechsle was established when he joined the Company in April 2010 and reflected the Compensation Committee’s understanding of market compensation levels for his position, taking into account Mr. Oechsle’s previous compensation.

The base salaries of our named executive officers for 2009 and 2010 are shown below.

	2009	2010

Jill D. Smith	$480,000	$480,000
Yancey L. Spruill	$300,000	$300,000
H. John Oechsle	N/A	$290,000
J. Alison Alfers	$250,000	$280,000
A. Rafay Khan	$260,000	$260,000

Equity Compensation

The Compensation Committee administers our equity incentive compensation plans for the named executive officers. The Compensation Committee considers the grant of equity awards to the named executive officers upon hire and on an annual basis. For 2010, the criteria for determining the size of the annual equity grants to the named executive officers were set forth under the 2010 Success Sharing Plan (discussed in further detail below). Our named executive officers, other than the Chief Executive Officer and Mr. Khan, had target equity incentive compensation for 2010 as follows: Yancey Spruill $400,000, John Oechsle $370,000 and Alison Alfers $300,000. Mr. Khan’s target equity incentive compensation for 2010 was 20,000 shares as provided in his offer letter with the Company. Grants are typically made in the form of stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and in the form of restricted shares of our stock. Our stock options typically have a 10-year term, and typically vest over four years dependent on continued employment. Our restricted stock also typically vests over four years dependent on continued employment. The “mix” of long-term incentives with respect to the named executive officers is targeted at 70% stock options and 30% restricted stock.

Equity incentives are designed to (1) encourage performance that leads to enhanced stockholder value, (2) closely align the executive’s interests with those of the stockholders, and (3) encourage retention. We currently make all equity grants under our 2007 Employee Stock Option Plan, or the 2007 Plan. We also have prior awards outstanding under the Amended and Restated 1999 Equity Incentive Plan, or the 1999 Plan.

Following Ms. Smith’s announcement in September 2010 of her intent not to renew her Employment Agreement, the Compensation Committee recommended and the Board approved a special one-time equity award for the named executive officers (“Retention Grant”). The purpose of the Retention Grants was to promote and retain stability in the senior management team during the search, selection and transition to the new Chief Executive Officer. It was the view of the Committee and the Board that maintaining continuity in the senior management team during the transition to a new Chief Executive Officer was critical to enabling the Company to continue to execute the strategy and realize growth objectives during the transition period. The Retention Grants were made in the form of restricted stock, with 30% of the award vesting on August 31, 2011 and 70% of the award vesting on August 31, 2012 as follows: Mr. Spruill 24,791 shares and 20,143 shares to each of Messrs. Oechsle and Khan and Ms. Alfers.

Success Sharing Plan

The Success Sharing Plan is our incentive compensation plan under which both annual cash bonuses and annual long term incentive grants are delivered to executives. The purpose of the Success Sharing Plan is to recognize overall company success, as well as departmental, team, and individual contributions. Thus, the Success Sharing Plan has both formulaic and discretionary or qualitative elements, as described in more detail below. The Compensation Committee and our full Board of Directors ultimately have discretion with respect to approval of both the cash and the equity awards made under the Success Sharing Plan.

The Success Sharing Plan covers all of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer’s annual and long-term incentive awards are determined in reference to the terms in her Employment Agreement (see the related discussion of Ms. Smith’s Employment Agreement under “Chief Executive Officer Employment Agreement” below). For 2010, the Company financial goals set forth in the Success Sharing Plan were used to determine Ms. Smith’s annual cash bonus payable under her employment agreement. Ms. Smith’s equity grants for fiscal year 2010 are discussed separately under “Chief Executive Officer Employment Agreement” below.

Because we use our full year financial results to determine achievement of company financial goals for purposes of awards under the Success Sharing Plan, awards earned for performance in one fiscal year are not actually paid and/or granted until March of the succeeding fiscal year. Due to this staggered administration of the plan, both the 2010 Success Sharing Plan (under which awards were paid in 2011) and the 2009 Success Sharing Plan (under which awards were paid in 2010) are described in this Compensation Discussion and Analysis. Under SEC reporting rules, the cash component of the 2010 Success Sharing Plan (paid in 2011) is reported in the Summary Compensation Table and in the Grants of Plan Based Awards Table. Because the equity component of our 2010 Success Sharing Plan is awarded at the discretion of the Board after the end of 2010, it is not reported as 2010 compensation in either the Summary Compensation Table or the Grants of Plan Based Awards Table, but the equity component of the 2009 Success Sharing Plan (granted in 2010) is reported this year in both of those tables.

2011 Success Sharing Plan

In February 2011, our Board adopted the 2011 Executive Success Sharing Plan, or the 2011 Success Sharing Plan, which is substantially similar to the 2010 Success Sharing Plan except that the separate commercial and defense and intelligence revenue metrics for the cash portion of the 2010 Success Sharing Plan have been consolidated given the increased weight of the defense and intelligence revenue following the award of the EnhancedView contract. Under the 2011 Success Sharing Plan, the 2011 target cash bonus amount for each participant will be calculated based on a percentage of the participant’s base salary. Seventy percent of an eligible participant’s target cash bonus will be based on the achievement of two Company financial performance metrics: 2011 consolidated revenue and 2011 adjusted EBITDA, weighted evenly between the two metrics. Eighty percent of the target for a metric must be met for any amount to be payable for that metric. Thirty percent of an eligible participant’s target cash bonus is discretionary and is based on the Chief Executive Officer’s qualitative assessment of the participant’s job performance for the year. Under the 2011 Success Sharing Plan, actual payouts of the cash award can range from 0% to 200% of an individual’s target levels, depending on the level of achievement of the Company financial metrics for the formula-based portion, and the size of the award under the discretionary portion. The Company, upon approval from the Compensation Committee, may modify the performance thresholds for the metrics or other terms of the 2011 Success Sharing Plan at any time.

For 2011, the Company’s named executive officers, determined as of December 31, 2010, other than the Chief Executive Officer, are eligible for cash bonus payments equal to the following percentage of base salary for achievement of the 2011 performance goals at target; Yancey L. Spruill (60%); H. John Oechsle (60%); A. Rafay Khan (50%); and J. Alison Alfers (50%).

In addition to the cash bonus award, the 2011 Success Sharing Plan provides for equity awards that can be granted to the named executive officers (other than the Chief Executive Officer) at the discretion of the Compensation Committee following completion of the fiscal year 2011. Recommendations for these equity awards will be made by the Chief Executive Officer to the Compensation Committee based on his assessment of the executive’s performance, and an assessment of a competitive and appropriate award value. Awards under the 2011 Success Sharing Plan will be made with 70% of the award value delivered in the form of stock options, and 30% of the award value delivered in the form of restricted stock, in each case with four-year vesting dependent on continued employment.

2010 Success Sharing Plan

Cash Component.  Annual cash bonuses for our named executive officers, other than our Chief Executive Officer, Ms. Smith, under the 2010 Success Sharing Plan were 70% based on the achievement of company financial goals according to a pre-determined formula, and were 30% based on the Ms. Smith’s discretionary evaluation of the individual job performance of each named executive officer. The company financial goals are approved by the Board of Directors on an annual basis at the beginning of the fiscal year. The discretionary element of the cash bonus component of the plan is viewed by the Compensation Committee as providing for recognition of individual performance and thereby motivating superior performance in a more substantial way than was possible under a strictly formulaic approach where the entire cash bonus for every individual is determined solely by company financial results. Ms. Smith’s compensation is determined in accordance with her employment agreement (see the discussion of Ms. Smith’s employment agreement under “Chief Executive Officer Employment Agreement” below).

The aggregate cash awards for named executive officers, other than Ms. Smith, participating in the 2010 Success Sharing Plan and comprising both the formula-based and discretionary portions, were targeted at the following percentages of their base salaries:

•	Mr. Spruill (60%)

•	Mr. Oechsle (60%)

•	Mr. Khan (50%)

•	Ms. Alfers (50%)

The percentage targets were established in the respective employment or severance agreements of each named executive officer. Under the 2010 Success Sharing Plan, actual payouts of the cash award to the participating named executive officers can range from 0% to 200% of these target levels, depending on the level of achievement of the pre-determined company financial goals for the formula-based portion, and the size of the award under the discretionary portion.

For 2010, the formula-based portion of the cash award was based on three performance metrics: 2010 commercial revenue (“CBU Revenue”), defense and intelligence revenue (“DIBU Revenue”), and adjusted EBITDA (“Adjusted EBITDA”) a non-GAAP financial measure. The company believes these three metrics are the best indicators of the overall performance of the Company and are the key factors that relate to stock price and corresponding stockholder value. These metrics were weighted 25% CBU Revenue; 25% DIBU Revenue; and 50% Adjusted EBITDA.

Following the award of the EnhancedView contract, the Compensation Committee recommended and the Board approved the use of a modified definition of Adjusted EBITDA (“A-EBITDA”) to take into account the impact of the EnhancedView contract. A-EBITDA was deemed to be net income or loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt, bonus expense, non-cash stock compensation expense, EnhancedView deferred revenue and EnhancedView outstanding invoices not yet paid by NGA, which represent an irrevocable right to be paid in cash by NGA. The Compensation Committee made this recommendation as it provided a more consistent comparison to the original A-EBITDA definition used in the 2010 Success Sharing Plan. These adjustments were also made to DIBU Revenue (“Adjusted DIBU Revenue”) for purposes of this calculation.

The following table provides a reconciliation of net income, Adjusted EBITDA disclosed for financial reporting purposes, and A-EBITDA used in consideration of cash awards under the 2010 Success Sharing Plan:

(In millions)	2010

Net income	$4.1
Depreciation and amortization	118.9
Interest (income) expense, net	39.6
Income tax expense (benefit)	5.4
Non-cash stock compensation expense	6.8
EnhancedView deferred revenue	24.8
EnhancedView outstanding invoices not yet paid by NGA	8.3
Amortization of pre-FOC payment related to NextView	(25.5)

Adjusted EBITDA for financial reporting (10-K)	$182.4

Amortization of pre-FOC payment related to NextView	25.5
Bonus expense	6.5

A-EBITDA for the 2010 Success Sharing Plan	$214.4

For a discussion of the calculation of Adjusted EBITDA see the Management’s Discussion and Analysis of Financial Condition and Results of Operations, Non-GAAP Financial Measures included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Cash awards under the Success Sharing Plan are determined independently on each of the three metrics, depending on the actual level of performance. Performance above or below target causes the award amount for that metric to be increased or decreased, with a minimum requirement that at least 80% of the target for any given metric be achieved in order for that metric to pay out at all and a maximum award of 200% of target on any given metric if that metric is achieved at 120% or greater of target. Awards are interpolated between the described intervals.

The table below shows the performance goals for the three metrics, the level of achievement of the goals, and the payout percentages for the formula-based portion of the cash award.

	2010 Target	2010 Actual	2010 Payout
	Performance in	Performance in	Percentage per
Metric	Millions	Millions	Metric

CBU Revenue	$70.0	$70.1	100.2%
Adjusted DIBU Revenue	$289.1	$285.2	98.6%
A-EBITDA	$217.2	$214.4	98.7%
Total Payout as a Percentage of Target:			97.7%

The payment of the discretionary portion of the cash award under the 2010 Success Sharing Plan to the named executive officers (other than the Chief Executive Officer) was based on our former Chief Executive Officer’s subjective and qualitative assessment of each officer’s job performance for the year. In considering the cash award recommended for each named executive officer, the Chief Executive Officer took into account each individual’s contribution to Company achievements and, in particular, achievements against certain strategic initiatives of the Company, including securing a significant award under the EnhancedView program, achieving certain growth objectives in the Company’s commercial business, developing succession plans for all Company business units, and executing on certain corporate compliance and governance initiatives. In addition, the Chief Executive Officer considered the individual’s leadership contributions to the Company relative to all members of senior management. The differing award levels recommended to and approved by the Compensation Committee reflect the assessment by the Chief Executive Officer of each individual’s overall contribution to Company performance, including through leadership and personal contributions towards the Company’s strategic initiatives as described above.

The table below shows, for each named executive officer, other than the Chief Executive Officer, the percentages of the target award earned on the discretionary portion of the cash award, and, when added to the percentage earned on the formula-based portion of the cash award, the percentage of the total target bonus earned and the actual total bonus amounts paid under the 2010 Success Sharing Plan. These bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

	Percent of	Percent of Formula-	Percent of Total
	Discretionary	Based Portion	Target Bonus	Total
	Portion Earned	Earned	Earned	Bonus Amount

A. Rafay Khan	180.0%	97.7%	122.4%	$159,107
H. John Oechsle	100.0%	97.7%	98.4%	$121,924
Yancey L. Spruill	100.0%	97.7%	98.4%	$177,102
J. Alison Alfers	150.0%	97.7%	113.4%	$154,494

Equity Component.  In addition, the 2010 Success Sharing Plan provided for equity awards that could be granted to the named executive officers, other than the Chief Executive Officer, at the discretion of the Compensation Committee following completion of the 2010 fiscal year. Recommendations for these equity awards were made by our former Chief Executive Officer to the Compensation Committee based on her assessment of performance and her assessment of a competitive and appropriate award value, including contribution to strategic initiatives, levels of annual or performance awards granted by peer companies, the individual’s existing equity holdings and desired retention of key management. Differing award levels reflect the Chief Executive Officer’s subjective assessment of each individual’s overall contribution to Company performance. In assessing the individual’s overall contribution to Company performance, the Chief Executive Officer takes into consideration the Company’s full fiscal year financial results. Accordingly, the equity awards under the 2010 Success Sharing Plan were granted in March 2011, following final determination of the Company’s financial results for the year ended December 31, 2010. The award value was delivered 70% in the form of stock options, and 30% in the form of restricted stock, each with four-year vesting dependent on continued employment. This mix of awards is intended to emphasize share price appreciation, provide retention value, and to provide incentive for our named executive officers to drive Company performance to meet financial performance goals.

2009 Success Sharing Plan

Equity Component.  The 2009 Success Sharing Plan provided for equity awards that were granted at the discretion of the Compensation Committee following completion of the 2009 fiscal year. As noted above, because the Committee takes into consideration the Company’s full fiscal year financial results in making equity award decisions, the equity awards under the 2009 Success Sharing Plan were granted in March 2010 and therefore required to be reported in this Proxy Statement. Recommendations for the equity awards for the named executive officers (other than the Chief Executive Officer) under the 2009 Success Sharing Plan were made by our former Chief Executive Officer to the Compensation Committee based on her assessment of each executive’s individual job performance, leadership contributions, and contributions to company priorities relative to all members of senior management. Retention value and compensation practices of peer companies were also taken into account by the Chief Executive Officer in determining recommended awards and by the Compensation Committee in approving awards. The equity awards under the 2009 Success Sharing Plan were granted in March 2010 with 70% of the award value delivered in the form of stock options, and 30% of the award value delivered in the form of restricted stock, each with four-year vesting dependent on continued employment, and are reported in the “Stock Awards” and “Option Awards” columns of the 2010 Summary Compensation Table and the “All Other Stock Awards” and “Other Option Awards” columns of the 2010 Grants of Plan Based Awards Table.

Chief Executive Officer Employment Agreement

Agreement of Jill D. Smith

Ms. Smith served as our Chief Executive Officer during fiscal year 2010. Ms. Smith notified the Company on August 31, 2010 of her intent not to renew her employment agreement, which was scheduled to expire on September 1, 2011. Notice of Ms. Smith’s intent not to renew was filed with the SEC on Form 8-K on September 1, 2010. In order to facilitate the search and selection of Ms. Smith’s successor and to ensure orderly transition, on October 27, 2010 the Company entered into an Amended and Restated Employment Agreement with Ms. Smith (“Amended and Restated Agreement”). The Amended and Restated Agreement replaced Ms. Smith’s Employment Agreement dated September 1, 2008 in its entirety. A summary of the Amended and Restated Agreement was filed with the SEC on Form 8-K on October 29, 2010. Ms. Smith resigned from her position effective April 4, 2011. Notice of Ms. Smith’s resignation was filed with the SEC on Form 8-K on February 28, 2011.

Annual Cash Bonus.  Ms. Smith’s Amended and Restated Agreement provided for her annual bonus to be based on performance criteria established by the Board of Directors, which can include both financial criteria and individual goals, at the Board’s discretion. The Amended and Restated Agreement also provided that Ms. Smith’s target annual bonus amount would be 70% of her base salary, with the actual bonus amount paid, which can be greater or lesser than the target amount, including zero, dependent on the level of achievement of the goals. The Board determined that the performance goals applicable to Ms. Smith’s annual cash bonus pursuant to the Amended and Restated Agreement were to be the Company financial performance metrics of commercial revenue, adjusted defense and intelligence revenue and A-EBITDA, as specified in the 2010 Success Sharing Plan applicable to the other named executive officers, as described above.

The table below shows the percentage of the target award earned by Ms. Smith in 2010 based on achievement of the Company’s financial goals as set forth in the 2010 Success Sharing Plan. This bonus amount is reported in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

	Percent of Total
	Target Bonus Earned	Bonus Amount

Jill D. Smith	97.7%	$328,272

Annual Equity Grant.  Ms. Smith’s Amended and Restated Agreement also provides that she will be eligible for an annual equity grant based on her achievement of company and individual performance goals, as established by the Board of Directors. For 2010, the performance goals included contributions in areas such as: securing a significant award under the EnhancedView program, achieving the Company’s financial goals; strengthening the Company’s information technology infrastructure; enhancing ground architecture to leverage constellation; increasing market share in key markets; bringing new products to market and succession planning.

The Amended and Restated Agreement provides for a target annual equity grant valued at $1 million, with greater (up to a maximum of $1.5 million) or lesser (including zero) values possible depending on the level of performance. In 2009 and 2010 (relating to the equity grants made in March of 2010 and 2011, respectively), the Compensation Committee recommended, and the Board of Directors approved, equity awards for Ms. Smith based on assessment of her overall performance ratings and achievement of objectives in the areas referenced above. For 2009, her award was $950,000, and for 2010, her award was $1,100,000. The 2009 equity award was delivered 70% in the form of stock options and 30% in the form of restricted stock with each component subject to four-year vesting. The 2010 equity award was delivered in the form of restricted stock with four-year vesting. The 2009 award granted in 2010 is shown in the Summary Compensation Table and the Grant of Plan Based Awards Table.

Restricted Stock.  When Ms. Smith entered into her employment agreement in 2008, she was granted 30,000 shares of restricted stock, to vest in equal annual installments on each of March 31, 2009, 2010, and 2011, based on achievement of the overall performance goals for the Company as set forth under the Success Sharing Plan. The company performance goals for 2008, 2009, and 2010, respectively, were measured by attainment of target A-EBITDA. The Company achieved its target A-EBITDA for 2008 and 2009, and accordingly, the Compensation Committee recommended and the Board of Directors approved full vesting of the installments on March 31, 2009

(for performance in 2008) and March 31, 2010 (for performance in 2009). The Compensation Committee elected to vest the 10,000 shares of Ms. Smith’s restricted stock for 2010. Accordingly, 10,000 shares of restricted stock, as provided in her employment agreement, vested on March 31, 2011. The 10,000 shares of restricted stock, as provided in her employment agreement, that vested on March 31, 2010 are reported in the 2010 Option Exercises and Stock Vested Table.

Agreement of Jeffrey R. Tarr

On February 23, 2011, the Company entered into an Employment Agreement with Jeffrey R. Tarr. Mr. Tarr currently serves as our President and Chief Executive Officer. A description of Mr. Tarr’s Employment Agreement was filed with the SEC on Form 8-K on February 28, 2011.

Base Salary.  Mr. Tarr’s Employment Agreement provides for an annual base salary of $550,000. His salary may be increased, but not decreased at the discretion of the Board.

Annual Cash Bonus.  Mr. Tarr’s Employment Agreement provides for an annual target bonus equal to 85% of Mr. Tarr’s annual base salary, if target levels of performance for that year (as established by the Board each year) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target. Any bonus for a calendar year is subject to Mr. Tarr’s continued employment with the Company through the end of the calendar year in which the bonus is earned.

Initial Equity Award Grant.  Mr. Tarr’s Employment Agreement provides for an initial equity award with a value of $2,500,000 to be made upon the effective date of the Agreement. The award was approved on February 23, 2011. Fifty percent of the award consists of nonqualified stock options (the “Initial Option Grant”) to purchase the Company’s common stock pursuant to the 2007 Plan, and are subject to the terms of such plan. Twenty-five percent of the Initial Option Grant vests and becomes exercisable on April 4, 2012 (the day prior to the first anniversary of his April 5, 2011 start date), and the remaining 75% of the Initial Option Grant shall vest and become exercisable in equal increments on the day prior to the second, third and fourth anniversaries of such date, subject in each case to Mr. Tarr’s continued employment with the Company through such date. In the event, however, that Mr. Tarr’s employment terminates due to his death or Disability, the Initial Option Grant shall fully vest and become exercisable. The remaining 50% of the Initial Equity Award consists of restricted stock (the “Initial Grant”) pursuant to the 2007 Plan, and is subject to the terms of such plan. Twenty-five percent of the Initial Grant shall vest on April 4, 2012 (the day prior to the first anniversary of his April 5, 2011 start date), and the remaining 75% of the Initial Grant shall vest in equal increments on the day prior to the second, third and fourth anniversaries of such date, subject in each case to Mr. Tarr’s continued employment with the Company through such date. In the event, however, that Mr. Tarr’s employment terminates due to his death or Disability, the Initial Grant shall fully vest. Mr. Tarr’s equity awards are also subject to vesting under certain other circumstances as described under “Payments and Potential Payments Upon Termination of Change in Control — Benefits Payable to Mr. Tarr” below.

Annual Equity Grant.  Pursuant to the Employment Agreement, Mr. Tarr is eligible for annual stock option and/or other equity incentive grants based on the achievement of individual and Company-related performance criteria. Performance criteria shall include such criteria as determined by the Board, which may (but need not) include stock price, operating earnings, revenue, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine. The target annual equity value for Mr. Tarr is $1,300,000 with greater amounts up to $1,950,000 or lesser amounts, including zero, awarded for performance above or below the targets established by the Board for that year. The vesting and other terms of such equity incentive grants shall be determined by the Board at the time of grant, provided that all annual equity grants will vest on a pro rata basis in the event of Mr. Tarr’s death or Disability.

Benefits.  For so long as Mr. Tarr remains in the employ of the Company, he is entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally, including medical and 401(k) benefits.

Expenses.  For so long as Mr. Tarr remains in the employ of the Company, he is entitled to reimbursement of all reasonable and necessary expenses incurred in the course of the performance of his duties with the Company and he shall be reimbursed in accordance with the Company’s then current travel and expense policies. In addition, the Company is required to reimburse Mr. Tarr for legal fees of up to $15,000 incurred by Mr. Tarr in connection with the negotiation and drafting of the Employment Agreement.

Pension Benefits

None of our named executive officers, or Mr. Tarr, participates in or has account balances in qualified or non-qualified defined benefit plans maintained by us.

Non-qualified Deferred Compensation

None of our named executive officers, or Mr. Tarr, participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Accounting and Tax Considerations

We follow the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 (formerly, FASB Statement 123R). Under FASB ASC Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to stock purchase awards, stock bonus awards, stock unit awards, performance stock awards, and performance cash awards will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors”; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the grant, vesting or exercise of the award that the performance goal has been satisfied; and (iv) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Our Compensation Committee intends for all stock options and stock appreciation rights granted under our 2007 Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. In addition, under our 2007 Plan our Compensation Committee has the discretion to grant other types of awards, such as shares of restricted stock, that may qualify as performance-based compensation within the meaning of Section 162(m) of the Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) of the Code and to grant compensation awards in the future in a manner consistent with the best interests of the Company and our stockholders.

2010 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth the total compensation earned for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, by the chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2010. We refer to these officers as our “named executive officers.”

							All Other
						Non-Equity	Compensation
Name and		Salary		Stock	Option	Incentive Plan	Awards
Principal Position	Year	($)(1)		Awards ($)(2)	Awards ($)(2)	Compensation ($)	($)(3)	Total ($)

Jill D. Smith,	2010	480,000		285,010	665,004	328,272	8,952	1,767,238
President and Chief	2009	480,000		760,000	1,168,544	287,280 (5)	9,002	2,704,826
Executive Officer	2008	463,551		663,000	2,169,730	378,069	7,750	3,682,100
A. Rafay Khan,	2010	260,000		759,623	255,780	159,107	339,322 (6)	1,773,832
Senior Vice President,	2009	249,167	(4)	N/A	738,500	110,132	230,614 (7)	1,328,413
Commercial	2008	N/A		N/A	N/A	N/A	N/A	N/A
H. John Oechsle,	2010	206,532	(4)	650,015	750,005	121,924	20,468 (8)	1,748,944
Executive Vice President,	2009	N/A		N/A	N/A	N/A	N/A	N/A
Strategy & Product	2008	N/A		N/A	N/A	N/A	N/A	N/A
Yancey L. Spruill,	2010	300,000		920,011	280,006	177,102	8,952	1,686,071
Executive Vice President,	2009	300,000		—	365,809	159,120	8,914	833,843
Chief Financial Officer	2008	304,663		—	487,420	205,742	7,750	1,005,575
and Treasurer
J. Alison Alfers,	2010	272,500		739,722	209,301	154,494	8,945	1,384,962
Senior Vice President,	2009	250,000		—	257,076	123,000	8,492	638,568
Secretary and General Counsel	2008	252,598		—	736,000	150,000	7,074	1,145,672

1)	In 2008, we elected to change our payroll processing cycle from bi-weekly to semi-monthly and as a result paid out 8 days extra in 2008 to all employees.

2)	Amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the ASC Topic 718 calculations; see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

3)	Includes the value of annual employer match under our tax-qualified 401(k) Savings and Retirement Plan and employer paid disability insurance premiums. The value for Mr. Khan also includes a monthly expatriate allowance related to his foreign assignment as set forth in more detail below. The value for Mr. Oechsle also includes a relocation bonus as set forth in more detail below.

4)	Salary paid to Messrs. Khan and Oechsle was pro-rated based on their dates of employment of January 2009 and April 2010, respectively.

5)	Represents amounts awarded under Ms. Smith’s employment agreement.

6)	Includes (a) $240,000 expatriate allowance, (b) $80,000 relocation bonus, (c) $18,620 in tax equalization payments, and (d) $702 in employer paid disability insurance premiums.

7)	Includes $230,000 expatriate allowance and $614 in employer paid disability insurance premiums.

8)	Includes $20,000 relocation bonus and $468 in employer paid disability insurance premiums.

2010 GRANTS OF PLAN-BASED AWARDS

The following table contains information with respect to (i) cash incentives paid to our named executive officers in March 2011 for performance during 2010 under the 2010 Success Sharing Plan, (ii) options and restricted stock granted in 2010 for performance during 2009 under the 2009 Success Sharing Plan, (iii) initial grants made to new employees and (iv) restricted stock granted pursuant to the Retention Grants. The exercise price per share of each option granted to our named executive officers was determined by our Board to be equal to the fair market value of our common stock on the date of grant.

					All Other
					Stock				Exercise
					Awards:		All Other Option		or Base	Grant Date
					Number		Awards: Number		Price of	Fair Value
		Estimated Future Payouts Under			of Shares		of Securities		Option	of Stock and
		Non-Equity Incentive Plan Awards(1)			of Stock		Underlying		Awards	Option
Name	Grant Date	Threshold	Target	Maximum	or Units		Options(#)(2)		($/Sh)	Awards ($)(3)

Jill D. Smith		168,000	336,000	672,000
	3/2/10						54,598	(4)	24.18	665,004
	3/2/10				11,787	(5)				285,010
A. Rafay Khan		65,000	130,000	260,000
	3/2/10						21,000	(4)	24.18	255,780
	3/2/10				4,533	(5)				109,608
	10/27/10				20,143	(6)				650,015
H. John Oechsle(7)		61,960	123,919	247,838
	5/18/10						52,743	(8)	28.40	750,005
	10/27/10				20,143	(6)				650,015
Yancey L. Spruill		90,000	180,000	360,000
	3/2/10						22,989	(4)	24.18	280,006
	3/2/10				4,963	(5)				120,005
	10/27/10				24,791	(6)				800,006
J. Alison Alfers		68,125	136,250	272,500
	3/2/10						17,184	(4)	24.18	209,301
	3/2/10				3,710	(5)				89,708
	10/27/10				20,143	(6)				650,015

1)	The Threshold represents achievement of the lowest minimum level required for payment across all three financial performance metrics (A-EBITDA, CBU Revenue, and Adjusted DIBU Revenue) and assumes an award of 50% of the discretionary component of the bonus amount for the named executive officers other than Ms. Smith. The actual payout can be lower, including zero, based on metrics met. See the 2010 Summary Compensation Table for actual cash bonus amounts paid for 2009 under the 2009 Success Sharing Plan.

2)	This column shows the number of shares of common stock underlying stock options granted to the named executive officers during the year ended December 31, 2010. The stock options have a 10-year term and vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remaining 75% of the options vesting over the next three years, subject to the recipient’s continued employment with the Company through such vesting dates. The stock options shown in the table are intended to qualify as incentive stock options to the extent permissible under Section 422 of the Code.

3)	Reflects the grant date fair value of the stock options and restricted stock granted during 2010, calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

4)	These stock options reflect the portion of the bonus payment under our 2009 Success Sharing Plan that was paid in the form of stock options granted in 2010.

5)	These shares of restricted stock reflect the portion of the bonus payment under our 2009 Success Sharing Plan that was paid in the form of restricted stock granted in 2010. The shares of restricted stock vest over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% of the shares vesting over the next three years, subject to the recipient’s continued employment with the Company through such vesting dates.

6)	These shares of restricted stock reflect the retention grants made to the named executive officers in connection with Ms. Smith’s determination not to renew her employment agreement with the Company. Thirty percent of the shares subject to each award vest on August 31, 2011 and the remaining 70% of the award vests on August 31, 2012, subject to the recipient’s continued employment with the Company through such vesting dates.

7)	The estimated future payouts under non-equity incentive plan award amounts for Mr. Oechsle, represents pro-rated amounts based upon Mr. Oechsle’s April 2010 start date.

8)	These stock options were granted in connection with Mr. Oechsle’s commencement of employment.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2010

The following table contains information concerning the outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market or Payout
	Underlying	Underlying				Unvested		Value of Unvested
	Unexercised	Unexercised		Option	Option	or Unearned Shares,		or Unearned Shares,
	Options (#)	Options (#)		Exercise	Expiration	Units or Other		Units or Other
Name	Exercisable	Unexercisable		Price ($/Sh)	Date	Rights (#)		Rights ($)(9)

Jill D. Smith(1)						21,787	(10)	690,866
	3,000	—		$12.50	12/1/2014
	125	—		12.50	12/31/2014
	200,000	—		12.50	10/15/2015
	53,958	20,042	(2)	27.40	1/31/2018
	13,770	—		27.40	3/7/2018
	120,000	30,000	(3)	22.10	11/3/2018
	47,690	61,316	(4)	21.30	3/23/2019
	—	54,598	(5)	24.18	3/2/2020
A. Rafay Khan						24,676	(11)	782,476
	33,541	36,459	(6)	21.30	2/23/2019
	—	21,000	(5)	24.18	3/2/2020
H. John Oechsle						20,143	(12)	638,734
	—	52,743	(7)	28.40	5/18/2020
Yancey L. Spruill						29,754	(13)	943,499
	40,000	—		12.50	10/20/2015
	25,000	—		22.50	6/14/2017
	32,082	11,918	(2)	27.40	1/31/2018
	9,180	—		27.40	3/7/2018
	14,929	19,195	(4)	21.30	3/23/2019
	—	22,989	(5)	24.18	3/2/2020
J. Alison Alfers						23,853	(14)	756,379
	78,327	1,673	(8)	27.40	1/31/2018
	10,492	13,489	(4)	21.30	3/23/2019
	—	17,184	(5)	24.18	3/2/2020

1)	On April 4, 2011, in connection with Ms. Smith’s effective termination with the Company, the Company and Ms. Smith entered into an Expanded Non-Compete Agreement providing for continued vesting of all of Ms. Smith’s unvested equity over the two year term of the Expanded Non-Compete Agreement, and an acceleration of vesting for all unvested equity awards at the end of the two year term of the Expanded Non-

Compete Agreement. The vesting schedules for Ms. Smith reflected in the remaining footnotes in this table represent the vesting arrangements regarding Ms. Smith’s equity grants as of December 31, 2010.

2)	Twenty-five percent of the option vested on January 31, 2009; the remaining vests in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on January 1, 2012.

3)	These options were granted pursuant to Ms. Smith’s employment agreement. 40,000 options vested as of September 1, 2008; 40,000 options vested on September 1, 2009; 40,000 options vested on September 1, 2010; and the remaining 30,000 options vest on September 1, 2011.

4)	Twenty-five percent of the option vested on March 23, 2010; the remaining vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on March 23, 2013.

5)	Twenty-five percent of these options vested on March 2, 2011; the remaining amounts vest 25% per year thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on March 2, 2014.

6)	These options were granted pursuant to Mr. Khan’s employment agreement. Twenty-five percent of the option vested on January 16, 2010; the remaining vests in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on January 16, 2013.

7)	These options were granted pursuant to Mr. Oechsle’s employment agreement. Twenty-five percent of the option will vest on May 18, 2011; the remaining vests in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on May 18, 2014.

8)	Twenty-five percent of the option vested on the date of grant, January 31, 2008; an additional twenty-five percent vested on January 31, 2009, the remaining vests in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on January 31, 2011.

9)	This value is based on the December 31, 2010 per share closing price of our common stock of $31.71.

10)	10,000 of these shares were granted to Ms. Smith pursuant to her employment agreement and vested on March 31, 2011. The remaining 11,787 shares were granted on March 2, 2010 and vest 25% on March 2, 2011 with the remaining shares vesting 25% per year thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on March 2, 2014.

11)	4,533 of these shares were granted to Mr. Khan on March 2, 2010 and vest 25% on March 2, 2011 with the remaining shares vesting 25% per year thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on March 2, 2014. The remaining 20,143 shares were granted to Mr. Khan as his retention grant in connection with Ms. Smith’s determination not to renew her employment agreement. Thirty percent of these shares vest on August 31, 2011; the remaining 70% of such shares vest on August 31, 2012, subject to continued employment as of such vesting dates.

12)	These shares were granted to Mr. Oechsle as his retention grant in connection with Ms. Smith’s determination not to renew her employment agreement. Thirty percent of these shares vest on August 31, 2011; the remaining 70% of such shares vest on August 31, 2012, subject to continued employment as of such vesting dates.

13)	4,963 of these shares were granted to Mr. Spruill on March 2, 2010 and vest 25% on March 2, 2011 with the remaining shares vesting 25% per year thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on March 2, 2014. The remaining 24,791 shares were granted to Mr. Spruill as his retention grant in connection with Ms. Smith’s determination not to renew her employment agreement. Thirty percent of these shares vest on August 31, 2011; the remaining 70% of such shares vest on August 31, 2012, subject to continued employment as of such vesting dates.

14)	3,710 of these shares were granted to Ms. Alfers on March 2, 2010 and vest 25% on March 2, 2011 with the remaining shares vesting 25% per year thereafter, subject to continued employment as of such vesting dates with full vesting scheduled to occur on March 2, 2014. The remaining 20,143 shares were granted to Ms. Alfers as her retention grant in connection with Ms. Smith’s determination not to renew her employment agreement. Thirty percent of these shares vest on August 31, 2011; the remaining 70% of such shares vest on August 31, 2012, subject to continued employment as of such vesting dates.

2010 OPTION EXERCISES AND STOCK VESTED

	Shares Acquired	Value Realized	Number of Shares	Value Realized
Name	upon Exercise (#)	upon Exercise ($)	Acquired on Vesting (#)	upon Vesting ($)

Jill D. Smith	—	—	10,000	279,500
A. Rafay Khan	—	—	—	—
H. John Oechsle	—	—	—	—
Yancey L. Spruill	80,000	1,277,679	—	—
J. Alison Alfers	—	—	—	—

PAYMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Benefits Paid to Ms. Smith

The Amended and Restated Agreement with Ms. Smith provided for Termination for Convenience by the Company upon 30 days prior written notice to Ms. Smith. On February 24, 2011, the Company provided such notice to Ms. Smith, and Ms. Smith resigned April 4, 2011, concurrent with commencement of employment by Mr. Tarr. The Amended and Restated Agreement provided for benefits to Ms. Smith as set forth below in the event of termination for convenience occurring on or after September 1, 2010 and on or before August 31, 2011.

(a) Payment of (i) any unpaid portion of Ms. Smith’s accrued base salary and accrued paid time off; (ii) any amounts payable to Ms. Smith pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”);

(b) Base salary prorated from the effective date of termination, April 4, 2011, through August 31, 2011, paid as a lump sum;

(c) If not previously paid, calendar year 2010 bonus determined in accordance with achievement of the performance criteria as described in “Compensation Discussion and Analysis, Chief Executive Officer Employment Agreement, Agreement of Jill D. Smith” above;

(d) If not previously paid, calendar year 2010 annual long term incentive award determined in accordance with the performance criteria described in “Compensation Discussion and Analysis, Chief Executive Officer Employment Agreement, Agreement of Jill D. Smith” above, with a vesting schedule consistent with the Company’s practices for awards to other executives.

(e) Calendar year 2011 bonus equal to 70% of base salary prorated from January 1, 2011 through August 31, 2011, paid as a lump sum concurrent with the lump sum payments provided for above.

(f) Calendar year 2011 annual long term incentive award of $1,000,000 prorated from January 1, 2011 through August 31, 2011, with a vesting schedule consistent with the Company’s practices for awards to other executives.

Calendar year 2010 bonus and calendar year 2010 long term incentive awards in the amounts of $328,272 and $1,100,000, respectively, were paid on March 15, 2011 and February 23, 2011, respectively. Ms. Smith is entitled to receive a lump sum payment in the amount of $454,996, reflecting the Accrued Obligations, payment of prorated base salary from April 4, 2011 through August 31, 2011, and calendar year 2011 bonus payment pro-rated from January 1, 2011 through August 31, 2011. In addition, on April 4, 2011, Ms. Smith received an equity grant of restricted stock having a value of $666,667 reflecting an annualized target of $1,000,000 prorated from January 1, 2011 through August 31, 2011.

In addition to the above, pursuant to the Amended and Restated Agreement, on April 4, 2011, the Company and Ms. Smith entered into a Consulting Agreement providing for payment of a retainer of $10,000 per month for up to 15 hours per month of Ms. Smith’s time for a period of twelve months to support transition activities. The Company and Ms. Smith also entered into an Expanded Non-Compete Agreement providing for continued vesting of all of Ms. Smith’s unvested equity over the two year term of the Expanded Non-Compete Agreement and an acceleration of vesting for all unvested equity awards at the end of the two year term of the Expanded Non-Compete Agreement.

Benefits Payable to Mr. Tarr

On February 23, 2011, we entered into an Employment Agreement with Mr. Jeffrey Tarr to serve as President and Chief Executive Officer. Mr. Tarr’s Employment Agreement provides for certain benefits in the event of termination or change in control as follows:

In the event the Employment Agreement is terminated by the Company for Cause, or otherwise terminates due to the Disability, death or voluntary termination by Mr. Tarr, the Company shall pay Mr. Tarr (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Mr. Tarr’s accrued base salary and accrued paid time off; (ii) any amounts payable pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). In the event of termination due to the Disability or death of Mr. Tarr, (i) any unvested portion of the Initial Equity Award, described above in “Compensation Discussion and Analysis, Chief Executive Officer Employment Agreement, Agreement of Jeffrey R. Tarr”, shall immediately vest, and (ii) any unvested portions of any other equity awards shall vest pro rata based on the number of days served prior to the termination date as percentage of the full vesting period for each award. In the event of termination for Cause or voluntary termination by Mr. Tarr, any unvested equity grants shall be forfeited as of the date of termination. In all cases of termination, any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

In the event the Employment Agreement is terminated by the Company without Cause or is otherwise terminated by Mr. Tarr through resignation for Good Reason outside of a Change in Control, Mr. Tarr shall be entitled to receive, (a) the Accrued Obligations, and (b) a lump sum severance payment in an amount equal to (x) two times (y) the sum of (i) Mr. Tarr’s then in effect base salary and (ii) the average of Mr. Tarr’s last two years of actual cash bonus payments (ignoring the year in which termination occurs). Any unvested equity grants are forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

In the event the Employment Agreement is terminated by the Company without Cause or otherwise terminated by Mr. Tarr through resignation for Good Reason within six months prior to, upon or within twenty-four months following a Change in Control, Mr. Tarr shall be entitled to receive, (a) the Accrued Obligations, and (b) a lump sum severance payment in an amount equal to (x) two times (y) the sum of (i) Executive’s then in effect base salary and (ii) Mr. Tarr’s target bonus amount of 85% of base salary. In addition, any unvested equity awards that were granted prior to the Change in Control will fully vest and, in the case of stock options, become exercisable. All vested equity awards shall be treated as specified in the applicable equity plan and award agreement. Consistent with the employment arrangements of the Company’s other executives, the Employment Agreement does not include a golden parachute excise tax “gross up” provision in the event of a Change in Control.

In the event the Company elects not to renew Mr. Tarr’s Employment Agreement following the initial thirty-six month terms, Mr. Tarr shall be entitled to receive, (a) the Accrued Obligations, and (b) a lump sum severance payment in an amount equal to 1.85 times Mr. Tarr’s then in effect base salary. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

In the event the Employment Agreement is terminated by the Company due to Mr. Tarr’s failure to obtain a TS/SCI security clearance, Mr. Tarr shall be entitled to receive, (a) the Accrued Obligations, and (b) a lump sum severance payment in an amount equal to the sum of (i) three months of Mr. Tarr’s then in effect base salary, plus

(ii) the product of (A) 85% of Mr. Tarr’s then in effect base salary and (B) a fraction, the numerator of which is 90 and the denominator of which is 365, plus (iii) the product of (A) 85% of Executive’s then in effect base salary and (B) a fraction, the numerator of which is the number of days Mr. Tarr is employed by the Company in the year of termination and the denominator of which is 365. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

If Mr. Tarr elects continuation coverage under COBRA following termination of employment, the Company will provide the benefits at its sole cost for the period used to calculate any applicable severance payment. The receipt of severance pay or benefits under the terms of Mr. Tarr’s Employment Agreements is contingent upon his execution and non-revocation of a general release and waiver of employment-related claims against the Company.

For purposes of the Employment Agreement,

“Cause” is defined as:

•	conviction of a felony or a crime involving fraud or moral turpitude; or

•	theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Mr. Tarr’s ability to perform appropriate employment duties for the Company; or

•	intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or

•	Mr. Tarr’s loss of TS/SCI clearance as a result of Mr. Tarr’s misconduct; or

•	willful failure to follow lawful instructions of the person or body to which Mr. Tarr reports; or

•	gross negligence or willful misconduct in the performance of Mr. Tarr’s assigned duties.

“Disability” is defined as a physical or mental illness, injury, or condition that prevents Mr. Tarr from performing substantially all of his duties associated with his position or title with the Company for at least 90 days in a 12-month period.

“Good Reason” is defined as the occurrence of any of the following, provided, that the Company has not cured such event within such 30 days following the receipt of notice:

•	a material reduction or change in Mr. Tarr’s title or job duties, responsibilities and requirements inconsistent with Mr. Tarr’s position with the Company and Mr. Tarr’s prior duties, responsibilities and requirements;

•	any reduction of Mr. Tarr’s then in effect base salary or target bonus as provided in the Employment Agreement;

•	following a Change in Control, a material reduction or change of the authority, duties or responsibilities to whom Mr. Tarr is required to report, including a requirement that Mr. Tarr report to a corporate officer or employee instead of reporting directly to the Board of the ultimate parent entity;

•	Mr. Tarr’s refusal to relocate to a facility or location more than 30 miles from the Company’s current corporate headquarters; or

•	any material breach of the Employment Agreement by Company.

“Change in Control” is defined as the occurrence of any of the following events:

•	Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates, or from an underwriter pursuant to a public offering, by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;

•	The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

•	The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or

•	The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Benefits Payable to Messrs. Khan, Spruill, Oechsle and Ms. Alfers

On October 27, 2010, the Company amended the respective Employment Agreements or, as applicable Severance Agreements of each of Messrs. Khan, Spruill, Oechsle and Ms. Alfers (collectively, “Amended Agreements”) eliminating the provision for payment of a “gross-up” payment if the executive becomes entitled to certain payments and benefits and equity acceleration under his or her employment agreement and those payments and benefits constitute “parachute” payments under Section 280G of the Code. In addition, the Amended Agreements provide for “double trigger” accelerated vesting of the Retention Grants described in “Compensation Discussion and Analysis, Equity Compensation” above. Specifically, in order for any accelerated vesting of the Retention Grants, a Change in Control must occur and the executive must also be involuntarily terminated for reasons other than Cause prior to full vesting of the Retention Grants as scheduled in the applicable award agreement. The Amended Agreements also provide for pro rata vesting of the retention grants in the event of termination due to Disability or death of the executive.

The Amended Agreements continue to provide that in the event of a Change in Control, as defined in the 2007 Plan, all then-outstanding unvested equity awards, other than the Retention Grants, held by the executive will become fully vested. The Amended Agreements also provide that if the executive’s employment is terminated for any reason other than for Cause, disability, or death, or if the executive resigns for Good Reason, he or she will be entitled to severance pay equal to the sum of his or her base salary and the average of the most recent two years’ bonuses. If the executive’s employment terminates under these circumstances upon or following a Change in Control, severance pay is calculated as the sum of his or her base salary plus the target bonus for the year in which the Change in Control occurred, multiplied by one and one-half (1.5). If the executive elects continuation coverage under COBRA following such termination of employment, the Company will provide the benefits at its sole cost for the period used to calculate his severance payment.

The receipt of severance pay or benefits under the terms of these employment agreements is contingent upon the executive’s execution and non-revocation of a general release and waiver of employment-related claims against the Company. For purposes of the foregoing employment agreements, “Disability”, “Change in Control”, “Good Reason” and “Cause” are defined materially the same as under Mr. Tarr’s employment agreement.

The following table reflects our estimate of the dollar value of the benefits payable to our named executive officers pursuant to the terms of their employment agreements, assuming that a qualifying termination event as described under the agreements occurred on December 31, 2010.

				Value of
		Severance Pay	Value of Option	Restricted Stock
Name	Trigger	And Benefits($)	Acceleration($)(1)	Acceleration($)(2)

Jill D. Smith	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	1,295,429
	Change in Control	2,066,689	1,779,698	690,866
A. Rafay Khan	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	434,980
	Change in Control	601,014	640,422	782,476
H. John Oechsle	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	412,968
	Change in Control	525,718	750,005	638,734
Yancey L. Spruill	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	485,139
	Change in Control	737,129	595,422	943,499
J. Alison Alfers	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	424,902
	Change in Control	644,602	369,295	756,379

1)	Represents the aggregate intrinsic value of the accelerated vesting of the named executive officer’s unvested, in the money stock options. The named executive officers’ unvested stock option holdings as of December 31, 2010 are set forth in the “Outstanding Equity Awards at Year-End 2010” table above.

2)	Represents the aggregate intrinsic value of the accelerated vesting of 100% of the restricted stock award. Unvested restricted stock holdings as of December 31, 2010 are set forth in the “Outstanding Equity Awards at Year-End 2010” table above.

Employee Benefit and Stock Plans

1999 Equity Incentive Plan

On February 16, 2000, our Board adopted our 1999 Plan. On December 12, 2000, our stockholders approved our 1999 Plan, pursuant to which qualified and nonqualified stock options to purchase shares of our stock or the stock itself may be issued to employees, officers, directors, and consultants.

A total of 2,000,000 shares of our common stock were authorized for issuance under the 1999 Plan. As of December 31, 2010, options to purchase a total of 296,947 shares of our common stock were issued and outstanding, and a total of 1,454,766 shares of our common stock had been issued upon the exercise of options granted under the 1999 Plan.

Options granted pursuant to the 1999 Plan are subject to certain terms and conditions as contained therein, have a ten-year term, generally vest over a four-year period, and are immediately exercisable.

In connection with a change in control, as defined under our 1999 Plan, any then unvested award outstanding under our 1999 Plan will become fully vested. Under our 1999 Plan, a “change in control” is defined generally as (i) the disposition of substantially all of our assets, (ii) a consolidation or merger into another company in which our stockholders immediately prior to the transaction own less than 50% of the voting power of the surviving entity or its parent immediately following the transaction, (iii) a merger in which we are the surviving corporation but our common stock is converted into other property, whether securities, cash, or otherwise, or (iv) after an initial public offering, acquisition by any person, group or entity of at least 30% of our voting power; provided, that in the case of the transactions described in clauses (ii) and (iii) above, the transaction will only be considered a change in control if our stockholders immediately prior to the transaction hold less than 50% of the surviving company or its parent or, if the transaction involves the issuance of securities of an affiliate company, such affiliate.

2007 Employee Stock Option Plan

On June 14, 2007, our Board adopted our 2007 Plan. On June 21, 2007, our stockholders approved our 2007 Plan, pursuant to which qualified and nonqualified stock options to purchase shares of our common stock, or grants of our common stock, may be issued to our employees, officers, directors and consultants.

A total of 5,000,000 shares of our common stock were authorized for issuance under the 2007 Plan. The plan provides for reservation of an additional 2% of such figure each year for issuance. As of December 31, 2010, options to purchase a total of 2,912,763 shares of our common stock were issued and outstanding, and 299,899 shares of our common stock had been issued upon the exercise of options granted under the 2007 Plan.

Upon a change in control, unless otherwise provided in the applicable award agreement, (i) 50% of then-outstanding unvested awards under the 2007 Plan held by each participant with one year of service will vest; and (ii) 25% of then-outstanding unvested awards under the 2007 Plan held by participants with less than one year of service will vest. In addition, in connection with a change in control, the Compensation Committee may in its discretion arrange for the substitution of awards, waive repurchase rights, provide for the cashing out of awards or the termination of awards. Under our 2007 Plan, a “change in control” is defined generally as (i) the acquisition of company securities representing 50% or more of the combined voting power of the Company; (ii) the consummation of a merger or consolidation of the Company into any other corporation unless our voting securities immediately before the transaction continue to represent at least 50% of the combined voting power of the Company or the surviving entity, and unless in connection with the transaction no person or entity becomes the beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities; (iii) our stockholders approval of an agreement for the sale of all or substantially all of our assets or (iv) our stockholders approval of a plan for liquidation or dissolution of the Company.

Rule 10b5-1 Sales Plans

Our directors and executive officers have, and may in the future, adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Stock Ownership Guidelines

In December 2010, and as part of further aligning the interests of our named executive officers and non-employee members of our Board of Directors with the interest of our stockholders, the Compensation Committee recommended and the Board approved certain stock ownership guidelines (“Guidelines”). The Guidelines apply to our Chief Executive Officer, our other elected officers, including our named executive officers, and our non-employee directors. The Guidelines recommend that for the term of their tenure with the Company, the Chief Executive Officer hold Qualifying Shares, as defined below, in an amount equal to five times his or her base salary, that our Executive Vice Presidents hold Qualified Shares in an amount equal to three times the individual’s base salary, that other elected officers hold Qualifying Shares in an amount equal to one and a half times the individual’s base salary, and that non-employee directors hold Qualifying Shares in an amount equal to three times the individual’s annual cash retainer. Qualifying Shares include (i) shares of DigitalGlobe common stock held by the covered executive or non-employee director in a brokerage account, or for the covered executive’s or non-employee director’s benefit in trust, or through a tax qualified retirement plan, (ii) restricted shares or RSUs (whether vested or unvested), and (iii) 50% of the aggregate spread on vested DigitalGlobe stock options held by the covered executive or non-employee director. Covered executives and non-employee directors are expected to achieve the holdings required by the Guidelines within five years from the date of adoption of the Guidelines, December 13, 2010, or their later date of hire or effective date of promotion, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, the beneficial ownership of our common stock as of the close of business on March 23, 2011 by:

•	each of the executive officers named in the 2010 Summary Compensation Table;

•	each of our directors;

•	each person known by us to be the beneficial owner of more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o DigitalGlobe, 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and/or investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 46,197,077 shares of our common stock outstanding on March 23, 2011.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 23, 2011 to be included. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner
Directors and Executive Officers:	Number	% of Class

Jill D. Smith(1)	565,933	1.2%
Yancey L. Spruill(2)	199,408	*
H. John Oechsle(3)	37,453	*
J. Alison Alfers(4)	113,861	*
A. Rafay Khan(5)	74,615	*
Paul M. Albert, Jr.(6)	49,431	*
Nick S. Cyprus(7)	26,625	*
General Howell M. Estes III(8)	37,733	*
Warren C. Jenson(9)	36,261	*
Alden Munson, Jr.(10)	21,596	*
Kimberly Till	6,412	*
James M. Whitehurst(11)	21,596	*
Eddy Zervigon	—	*
All executive officers and directors as a group (17 persons)(12)	1,553,781	3.3%
Other 5% Stockholders:
Morgan Stanley(13)	7,464,481	16.2%
FMR LLC(14)	4,481,789	9.7%
Hitachi, Ltd.(15)	3,005,742	6.5%
Goldman Sachs Asset Management(16)	2,754,487	6.0%
Entities affiliated with John S. Osterweis(17)	2,535,746	5.5%

*	Less than 1%.

(1)	Ms. Smith’s beneficial ownership includes (i) exercisable options to purchase 467,441 shares of our common stock, (ii) 10,000 shares of unvested restricted stock that were granted pursuant to Ms. Smith’s employment agreement and vest on March 31, 2011, (ii) 8,841 shares of unvested restricted stock that were granted to Ms. Smith on March 2, 2010, 2,947 shares of which vest on March 2, 2012 with the remaining shares vesting in equal installments on March 2, 2013 and March 2, 2014, and (iii) 37,163 shares of restricted stock granted on February 23, 2011 (for performance in 2010), 25% of which vests on February 23, 2012 with the remaining shares vesting 25% per year thereafter.

(2)	Mr. Spruill’s beneficial ownership includes (i) exercisable options to purchase 133,449 shares of our common stock, (ii) 3,723 shares of unvested restricted stock that were granted to Mr. Spruill on March 2, 2010 (for performance in 2009), 1,241 shares of which vest on March 2, 2012 with the remaining shares vesting in equal installments on March 2, 2013 and March 2, 2014; (iii) 24,791 shares of unvested restricted stock granted to Mr. Spruill as a retention grant on October 27, 2010 and vest 30% on August 31, 2011 with the remaining 70% of the shares vesting on August 31, 2012, and (iv) 4,460 shares of unvested restricted stock granted to Mr. Spruill on February 23, 2011, 25% of which vests on February 23, 2012 with the remaining shares vesting 25% per year thereafter.

(3)	Mr. Oechsle’s beneficial ownership includes (i) exercisable options to purchase 13,185 shares of our common stock, (ii) 20,143 shares of unvested restricted stock granted to Mr. Oechsle as a retention grant on October 27, 2010 and vest 30% on August 31, 2011 with the remaining 70% of the shares vesting on August 31, 2012, and

(iii) 4,125 shares of restricted stock granted to Mr. Oechsle on February 23, 2011, 25% of which vests on February 23, 2012 with the remaining shares vesting 25% per year thereafter.

(4)	Ms. Alfers’ beneficial ownership includes (i) exercisable options to purchase 86,687 shares of our common stock, (ii) 2,783 shares of unvested restricted stock that were granted to Ms. Alfers on March 2, 2010, 927 shares of which vest on March 2, 2012 with the remaining shares vesting in equal installments on March 2, 2013 and March 2, 2014, (iii) 20,143 shares of unvested restricted stock granted to Ms. Alfers as a retention grant on October 27, 2010 and vest 30% on August 31, 2011 with the remaining 70% of the shares vesting on August 31, 2012, and (iv) 3,649 shares of unvested restricted stock granted to Ms. Alfers on February 23, 2011 (for performance in 2010), 25% of which vests on February 23, 2012 with the remaining shares vesting 25% per year thereafter.

(5)	Mr. Khan’s beneficial ownership includes (i) exercisable options to purchase 46,082 shares of our common stock, (ii) 3,400 unvested shares of unvested restricted stock that were granted on March 2, 2010, 1,133 shares of which vest on March 2, 2012 with the remaining shares vesting in equal installments on March 2, 2013 and March 2, 2014, (iii) 20,143 shares of unvested restricted stock granted to Mr. Khan as a retention grant on October 27, 2010 and vest 30% on August 31, 2011 with the remaining 70% of the shares vesting on August 31, 2012, and (iv) 4,257 shares of restricted stock granted to Mr. Khan on February 23, 2011 (for performance in 2010), 25% of which vests on February 23, 2012 with the remaining shares vesting 25% per year thereafter.

(6)	Mr. Albert’s beneficial ownership includes exercisable options to purchase 37,432 shares of our common stock.

(7)	Mr. Cyprus’ beneficial ownership includes exercisable options to purchase 22,876 shares of common stock.

(8)	General Estes’ beneficial ownership includes exercisable options to purchase 33,984 shares of our common stock.

(9)	Mr. Jenson’s beneficial ownership includes exercisable options to purchase 32,512 shares of our common stock.

(10)	Mr. Munson’s beneficial ownership includes exercisable options to purchase 17,847 shares of common stock.

(11)	Mr. Whitehurst’s beneficial ownership includes exercisable options to purchase 17,847 shares of our common stock.

(12)	This amount includes: (i) 103,662 shares of our common stock registered in the name of Walter S. Scott & Dianne R. Scott, Trustees or Their Successors in Trust under the Walter and Diane Scott Living Trust, Dated March 19, 2000; (ii) 20,906 shares of our common stock formerly registered in the name of Walter Scott or His Successor in Trust as Trustee of the Robert and Christina Tillman Gift Trust, Dated May 17, 1995, which shares are now registered in street name; (iii) exercisable options to purchase 1,071,353 shares of our common stock, and (iv) an aggregate of 63,057 shares of unvested restricted stock granted to Messrs. Scott, Hicar, Kerridge and Long and an aggregate of 167,621 shares of unvested restricted stock granted to the named executive officers as set forth in footnotes (1)-(5) above.

(13)	As known to us pursuant to Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2011, Morgan Stanley, as a parent holding company, indirectly owns 1,405 shares of our common stock as of December 31, 2010, and may be deemed to have sole voting and dispositive power with respect to an additional 7,463,076 shares of our common stock, which shares are directly owned by its indirect, wholly-owned subsidiary, Morgan Stanley Principal Investments, Inc., as of December 31, 2010. The address of Morgan Stanley and Morgan Stanley Principal Investments, Inc. is 1585 Broadway, New York, New York 10036.

(14)	As known to us pursuant to an Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2011, FMR, LLC, as a parent holding company, indirectly owns 4,481,789 shares of our common stock, which include 4,347,306 shares of our common stock, which are directly owned by its wholly-owned subsidiary and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Fidelity Management & Research Company, as of December 31, 2010. The address of FMR, LLC and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	As known to us pursuant to an Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2011, Hitachi, Ltd. directly owns 75,850 shares of our common stock and may be deemed to have sole voting and dispositive power with respect to an additional 2,929,892 shares of our common stock which shares are directly owned by its controlling subsidiary, Hitachi Solutions, Ltd. (formerly known as Hitachi Software Engineering Co., Ltd.) as of December 31, 2010. The address of Hitachi, Ltd. is 6-6, Marunouchi 1-chrome, Chiyoda-ku, Tokyo 100-8280, Japan. The address of Hitachi Solutions, Ltd. is 12-7, Higashishinagawa 4-chrome, Shinagawa-ku, Tokyo 140-0002, Japan.

(16)	As known to us pursuant to Schedule 13G filed with the SEC on February 14, 2011, the 2,754,487 shares of our common stock reported on this schedule may be deemed to be beneficially owned by Goldman Sachs Assets Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS”), as of December 31, 2010, by virtues of their voting and investment power over these shares that are owned by their clients. GSAM, together with GSIS, is known as Goldman Sachs Asset Management. GSAM and GSIS, each is a wholly-owned subsidiary of Goldman Sachs Group, Inc. and an investment adviser, and each specifically disclaims beneficial ownership of any shares reported on this schedule. The address of GSAM and GSIS is Goldman Sachs Asset Management, 200 West Street, New York, New York 10282.

(17)	As known to us pursuant to Schedule 13G filed with the SEC on February 15, 2011, Osterweis Capital Management, Inc. and affiliates reported, as of December 31, 2010, voting and investment power with respect to our common stock as follows: Osterweis Capital Management, Inc. (investment adviser) — sole voting and investment power for 1,115,650 shares; Osterweis Capital Management, LLC (investment adviser) — sole voting and investment power for 1,411,246 shares; and John S. Osterweis (parent holding company/control person) — sole voting and investment power for 2,531,321 shares. These holders are located at One Maritime Plaza, Suite 800, San Francisco, California 94111.

ADVANCED REGISTRATION

To register in advance for the Annual Meeting please check the appropriate box on your proxy card. Advanced registration will expedite your admission to the meeting but is not required for admittance.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, Proxy Statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.digitalglobe.com.

By order of the Board of Directors,

J. Alison Alfers
Senior Vice President, Secretary and General Counsel
Longmont, Colorado

April 7, 2011

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN
THE ENCLOSED VOTING FORM OR PROXY CARD PROMPTLY OR VOTE YOUR SHARES
BY TELEPHONE OR USING THE INTERNET

ANNUAL MEETING OF STOCKHOLDERS OF DIGITALGLOBE, INC. May 19, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting and proxy statement are available at http://www.proxydocs.com/DGI Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330304000000001000 4 051911 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” FREQUENCY ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Class II Directors to serve for a three-year term expiring at our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified. NOMINEES: FOR ALL NOMINEES O General Howell M. Estes III O Alden Munson, Jr. WITHHOLD AUTHORITY O Eddy Zervigon FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. FOR AGAINST ABSTAIN 3. Approval, on an advisory basis, of executive compensation. 1 year 2 years 3 years ABSTAIN 4. An advisory vote on the frequency of holding an advisory vote on executive compensation. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. If you plan to attend the Annual Meeting, please check the box at right. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 DIGITALGLOBE, INC. Proxy for Annual Meeting of Stockholders on May 19, 2011 Solicited on Behalf of the Board of Directors The undersigned stockholder of DigitalGlobe, Inc. (the “Company”) hereby appoints J. Alison Alfers and Yancey L. Spruill, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on March 23, 2011, at the Annual Meeting of Stockholders to be held at The Meeting Place Longmont, 1450A Dry Creek Drive, Longmont, Colorado 80503, on Thursday, May 19, 2011 at 9:00 a.m., local time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS FROM REGISTERED STOCKHOLDERS, PROXIES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, “FOR” A ONE YEAR FREQUENCY WITH RESPECT TO PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF DIGITALGLOBE, INC. May 19, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting and proxy statement are available at http://www.proxydocs.com/DGI Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330304000000001000 4 051911 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” FREQUENCY ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Election of Class II Directors to serve for a three-year term expiring at our 2014 annual FOR AGAINST ABSTAIN 1. Election of Class II Directors to serve for a three-year term expiring at our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified. NOMINEES: FOR ALL NOMINEES O General Howell M. Estes III O Alden Munson, Jr. WITHHOLD AUTHORITY O Eddy Zervigon FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. FOR AGAINST ABSTAIN 3. Approval, on an advisory basis, of executive compensation. 1 year 2 years 3 years ABSTAIN 4. An advisory vote on the frequency of holding an advisory vote on executive compensation. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. If you plan to attend the Annual Meeting, please check the box at right. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.